EXHIBIT 2.4

AGREEMENT AND PLAN OF REORGANIZATION

by and among

PROSPECT MEDICAL HOLDINGS, INC.

PROSPECT HOSPITALS SYSTEM, LLC

ALTA HEALTHCARE SYSTEM, INC.

and

THE SHAREHOLDERS OF ALTA HEALTHCARE SYSTEM, INC.

Dated as of July 25, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Defined Terms	2
1.2	Interpretation	9
ARTICLE II THE MERGER; CLOSING		9
2.1	The Merger	9
2.2	Effect of the Merger	9
2.3	Conversion of Company Shares; Merger Consideration	10
2.4	Membership Interests of Sub	11
2.5	Articles of Organization, Operating Agreement	11
2.6	Managers and Officers	11
2.7	Closing	12
2.8	Closing Deliveries	12
2.9	No Further Ownership Rights in Company Shares	13
2.10	Lost, Stolen or Destroyed Certificates	13
2.11	Tax and Accounting Consequences	13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		13
3.1	Title to the Company Shares	13
3.2	Organization and Power	13
3.3	Authorization	14
3.4	No Conflicting Agreements; Consents	14
3.5	Investment Representations; Restricted Securities	15
3.6	Brokers	15
3.7	No Agreements	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED ENTITIES		15
4.1	Organization and Capitalization of the Company	16
4.2	Organization and Capitalization of the Acquired Subsidiaries	16
4.3	Authorization	17
4.4	No Conflicting Agreements; Consents	17
4.5	Financial Statements	18
4.6	Absence of Undisclosed Liabilities; No Missing Assets	19
4.7	Absence of Changes	19
4.8	Material Contracts	21
4.9	Accounts Receivable	22
4.10	Real Property	22
4.11	Personal Property	23
4.12	Employees; Labor Matters; Company Plans; ERISA	24
4.13	Government Program Participation/Accreditation	25
4.14	Taxes	27
4.15	Inventory	28
4.16	Intellectual Property	28
4.17	Permits; Compliance With Laws	29
4.18	Environmental Conditions	30
4.19	Legal Proceedings, Court Orders	31

i

4.20	Insurance	31
4.21	Medical Staff	32
4.22	Brokers	32
4.23	Indebtedness	32
4.24	Business	32
4.25	No Omissions or Misstatements	32
4.26	No Other Representations and Warranties	32
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDINGS		33
5.1	Organization	33
5.2	Authorization	33
5.3	No Conflicting Agreements; Consents	34
5.4	Legal Proceedings, etc	34
5.5	Issuance of Securities	35
5.6	SEC Documents; Holdings Consolidated Financial Statements; No Undisclosed Liabilities	35
5.7	Brokers	35
5.8	Solvency	35
5.9	No Omissions or Misstatements	36
5.10	Sarbanes-Oxley	36
5.11	No Integration	37
5.12	Taxes	37
5.13	No Material Adverse Change	38
5.14	Financing	38
5.15	AMEX	38
5.16	Material Definitive Agreements	38
5.17	Board Approval	39
5.18	No Other Representations and Warranties	39
ARTICLE VI COVENANTS OF THE COMPANY		39
6.1	Regulatory Approvals	39
6.2	Conduct Prior to the Closing	39
6.3	Employee Matters	41
6.4	Transfer of Assets	41
6.5	Encumbrances	41
6.6	Condition of Assets	41
6.7	Intercompany Accounts	42
6.8	Investigation by Holdings	42
6.9	Reports and Pre-Closing Deliverables	43
6.10	Exclusivity	43
6.11	Resignations	44
6.12	Closing Conditions	44
6.13	Notification	44
ARTICLE VII COVENANTS OF HOLDINGS AND SUB		44
7.1	Confidentiality	44
7.2	Investigation by Shareholders	44
7.3	Regulatory Approvals	45
7.4	WARN Act	46

7.5	Employee Matters	46
7.6	Employees	46
7.7	Closing Conditions	47
7.8	Indemnification of Officers and Directors	47
7.9	Financing	47
7.10	Conduct of Business of Holdings Prior to the Closing	47
7.11	Exclusivity	49
ARTICLE VIII CERTAIN ADDITIONAL COVENANTS OF THE PARTIES		50
8.1	Audit of Acquired Entities	50
8.2	Stockholder Meeting; Holdings Proxy Statement	50
8.3	Holdings AMEX Filing	51
8.4	Right to Designate Two Directors At Effective Time	52
8.5	[INTENTIONALLY OMITTED]	52
8.6	[INTENTIONALLY OMITTED]	52
8.7	Post-Closing Access	52
8.8	Tax Matters	53
8.9	Non-Competition	54
8.10	Title Report and Survey; Defects and Cure; Title Policy	55
8.11	Rule 16b-3	56
8.12	SEC and AMEX Compliance	56
ARTICLE IX CONDITIONS TO OBLIGATIONS OF HOLDINGS AND SUB		57
9.1	Representations and Warranties	57
9.2	Compliance with Agreement	57
9.3	Closing Certificates	57
9.4	Secretary’s Certificates	57
9.5	Articles of Incorporation of Acquired Entities	57
9.6	Opinion of Counsel	57
9.7	Consents, Authorizations, etc	57
9.8	Compliance with Law	58
9.9	No Action or Proceeding	58
9.10	Good Standing Certificates	58
9.11	Books	58
9.12	Resignations	58
9.13	[INTENTIONALLY OMITTED]	58
9.14	Employment Agreements	58
9.15	Holdings Due Diligence	59
9.16	Title Policies	59
9.17	Merger Consideration Certificate	59
9.18	No Material Adverse Effect	59
9.19	Current Assets of Acquired Entities at the Closing	59
9.20	Holdings Financing	59
9.21	Certificate of Merger	59
9.22	No Dissenting Shareholders	59
9.23	Waiver of Conditions	59

ARTICLE X CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS AND COMPANY		59
10.1	Representations and Warranties	59
10.2	Compliance with Agreement	60
10.3	Closing Certificates	60
10.4	Secretary’s Certificate	60
10.5	Opinions of Counsel	60
10.6	Consents, Authorizations, etc	60
10.7	Compliance with Law	61
10.8	No Action or Proceeding	61
10.9	Good Standing Certificates	61
10.10	Shareholder Tax Treatment	61
10.11	Holdings Common Stock Measurement Price and Closing Price	61
10.12	Registration Rights Agreement	61
10.13	Employment Agreements	61
10.14	Shareholder Due Diligence	61
10.15	Holdings Financing	61
10.16	Certificate of Merger	62
10.17	No Material Adverse Effect	62
10.18	Certificate of Designation	62
10.19	Voting Agreements	62
10.20	Power of Attorney	62
10.21	Waiver of Conditions	62
ARTICLE XI INDEMNIFICATION		62
11.1	Indemnification Period	62
11.2	Indemnification of Holdings, Sub, the Surviving Entity and the Acquired Entities	62
11.3	Indemnification of the Shareholders	63
11.4	Exclusion of Holdings Indemnifiable Damages from Indemnification Period, Indemnification Threshold and Indemnification Cap	64
11.5	Claims Timely Raised But Not Resolved	66
11.6	Indemnification Procedures	66
11.7	Exclusive Remedy	67
11.8	Adjustments to Merger Consideration	67
ARTICLE XII TERMINATION		67
12.1	Termination Events	67
12.2	Effect of Termination	68
12.3	Expense Reimbursement - Holdings	68
12.4	Break-up Fee - Company	69
12.5	Termination Fee	69
12.6	Payment of Expense Reimbursement	69
ARTICLE XIII NOTICES		69
13.1	Notices	69
ARTICLE XIV MISCELLANEOUS		70
14.1	Fees and Expenses	70
14.2	Entire Agreement	71
14.3	Waiver	71
14.4	Amendment	71

14.5	Counterparts; Facsimile Signatures	71
14.6	No Third Party Beneficiary	71
14.7	GOVERNING LAW, CONSTRUCTION	71
14.8	Binding Effect	72
14.9	No Assignment	72
14.10	Headings, Gender, Etc	72
14.11	Public Announcement	72
14.12	Severability; Invalid Provisions	72
14.13	Arbitration	72
14.14	No Inferences	73
14.15	Reasonable Access	73
14.16	Further Assurance Clause	73

v

LIST OF EXHIBITS AND SCHEDULES:

Exhibit A	Shareholders/Shareholders
Exhibit B	Business
Exhibit C	Certificate of Merger
Exhibit D	Certificate of Designation
Exhibit E	Knowledge of Company Individuals
Exhibit F	Knowledge of Holdings Individuals
Exhibit G	Merger Consideration Certificate
Exhibit H	Registration Rights Agreement
Exhibit I	Managers of Surviving Entity
Exhibit J	Officers of Surviving Entity
Exhibit K	Lee Employment Agreement
Exhibit L	Topper Employment Agreement
Exhibit M-1	Form of Voting Agreement (Non-Management)
Exhibit M-2	Form of Voting Agreement (Management)
Exhibit N-1	Form of Limited Power of Attorney (Norwalk Community Hospital)
Exhibit N-2	Form of Limited Power of Attorney (Los Angeles Community Hospital)
Exhibit N-3	Form of Limited Power of Attorney (Van Nuys Community Hospital)
Exhibit N-4	Form of Limited Power of Attorney (Hollywood Community Hospital)
Exhibit O	Extraordinary Collections
Company Disclosure Schedules
Holdings Disclosure Schedules

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 25, 2007, by and among Prospect Medical Holdings, Inc., a Delaware corporation (“Holdings”), Prospect Hospitals System, LLC, a California limited liability company and wholly-owned subsidiary of Holdings (“Sub”), Alta HealthCare System, Inc., a California corporation (“Company”) and the shareholders of the Company (individually, a “Shareholder” and collectively, the “Shareholders”).  The Shareholders are listed on Exhibit A to this Agreement.

R E C I T A L S:

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding equity securities of the Company; and

WHEREAS, the Company owns 100% of the issued and outstanding equity securities of each of (a) Alta Hollywood Hospitals, Inc., a California corporation, dba Hollywood Community Hospital (“Hollywood/Van Nuys Subsidiary”) and (b) Alta Los Angeles Hospitals, Inc. a California corporation, dba Los Angeles Community Hospital (“LA/Norwalk Subsidiary”); Hollywood/Van Nuys Subsidiary and LA/Norwalk Subsidiary are each an “Acquired Subsidiary” and collectively, the “Acquired Subsidiaries”); and

WHEREAS, the Company and the Acquired Subsidiaries (collectively, the “Acquired Entities”) own and operate each of the hospitals and other facilities incident to the operation of the hospitals listed on Exhibit B (each hospital, along with the facilities and assets incident to its operation a “Hospital” and collectively, the “Hospitals”; and the business and operation of the Hospitals, the “Business”); and

WHEREAS, Holdings owns 100% of the issued and outstanding equity securities of Sub; and

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, the Company shall be merged with and into Sub, with Sub as the surviving entity and continuing as a subsidiary of Holdings (the “Merger”), pursuant to a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) and the applicable provisions of the laws of the State of California; and

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash and Holdings Stock as provided in Section 2.3 hereof; and

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as hereinafter defined), and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations; and

WHEREAS, the Board of Directors or Board of Managers, as applicable, of each of Holdings, Sub and the Company have determined that the Merger is advisable and in the best interest of their respective equity holders, and such Boards have approved the Merger upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquired Entities” means the Company and the Acquired Subsidiaries, taken as a whole.

“Acquired Subsidiaries” has the meaning set forth in the Recitals.

“Acquired Subsidiary Shares” has the meaning set forth in Section 4.2(c).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreement” means this Agreement and Plan of Reorganization.

“AMEX” means the American Stock Exchange.

“Audit” has the meaning set forth in Section 8.1.

“Books and Records” means all existing patient, medical staff, employee, accounting, business, marketing, corporate, partnership, limited liability company and other files, documents, instruments, papers, books and records, including without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, equity transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of California are authorized or obligated to close under the Laws of the State of California.

“Business Material Adverse Effect” means a material adverse effect on the assets, financial condition or operations of the Acquired Entities, taken as a whole, provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Business Material Adverse Effect:  (i) any effect or change that results from the announcement or pendency of the transactions contemplated by this

Agreement, (ii) any effect or change that results from the taking of any action contemplated by this Agreement or expressly permitted by Holdings pursuant to this Agreement, (iii) any effect or change relating to the economy in general, (iv) any effect or change relating to the industries in which the Acquired Entities operate or (v) any change in Laws or GAAP or interpretations thereof.

“California Code” has the meaning set forth in Section 2.1.

“Certificate of Designation” means the Certificate of Designation of Series B Preferred Stock of Holdings, in substantially the form of Exhibit D.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” has the meaning set forth in Section 4.12(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Company Auditors” has the meaning set forth in Section 8.1.

“Company Shares” has the meaning set forth in Section 4.1(b).

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other employee benefit plan, program, policy or other arrangement, including deferred compensation arrangements that are referenced in an employment agreement in which any employee of the Business participates and, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), which is sponsored or maintained by any of the Acquired Entities or to which an Acquired Entity is a party or has any expense, liability or obligation.

“Competing Business” means the business of owning, leasing, managing or operating one or more general acute care hospitals, psychiatric care hospitals or ambulatory urgent care centers.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 12, 2006, between the Company and Holdings.

“Constituent Documents” means, for any corporation, partnership, limited partnership, limited liability company or other organization, its Charter, Articles of Incorporation, Certificate of Incorporation, bylaws, partnership agreement, operating agreement, certificate of limited partnership, certificate of formation or other similar formation and governance documents, each as amended to the relevant date.

“Contract” means any agreement, Lease, licensing agreement, sublicensing agreement, promissory note, evidence of indebtedness, or other contract, and all amendments, waivers, extensions, schedules, exhibits and appendices thereof to which any of the Acquired Entities is a party, by which assets of any of the Acquired Entities are bound or by which the Business is benefited or otherwise primarily related to the Hospitals; provided, however, that the term “Contract” shall not include any Permits (as hereinafter defined).

“Conversion Price” shall have the meaning set forth in the Certificate of Designation.

“Conversion Stock” shall mean the shares of Holdings Common Stock into which the Holdings Preferred Stock may be convertible pursuant to the Certificate of Designation subject to Section 8.2.

“Court Order” means any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.

“Damages” means any and all losses, damages, claims, costs, fines, fees, penalties, interest, obligations and deficiencies (including, without limitation, reasonable attorneys fees and other expenses of litigation).

“Defects” has the meaning set forth in Section 8.10.

“EBITDA” means earnings before interest, taxes, depreciation and amortization determined in accordance with GAAP.

“Effective Time” has the meaning set forth in Section 2.1.

“Encumbrance” means any mortgage, pledge, security interest or lien.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface, water, ground water, land surface or subsurface strata), including without limitation laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.  Environmental Laws include but are not limited to RCRA, CERCLA and TSCA.

“Environmental Reports” has the meaning set forth in Section 4.18(g).

“Equity Security” and “equity interest” mean any “equity security” as such term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Authority” means, unless otherwise specified, any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.

“Government Programs” has the meaning set forth in Section 4.13(a).

“Hazardous Substances” shall mean any and all materials and substances which are or have been determined to be harmful to health or the environment including but not limited to (i) “hazardous wastes” as defined in the Resource Conservation and Recovery Act (“RCRA”) or other applicable federal, state or local law, ordinance, rule or regulation; (ii) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other applicable federal, state and local law, ordinance, rule or regulation; (iii) gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde; (iv) “toxic substances” as defined in the Toxic Substances Control Act (“TSCA”); and (v) any radioactive materials or substances.

“Historical Financial Statements” has the meaning set forth in Section 4.5.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Common Stock” means the common stock, $0.01 par value, of Holdings.

“Holdings Due Diligence Period” has the meaning set forth in Section 6.8.

“Holdings Indemnitee” has the meaning set forth in Section 11.2.

“Holdings Material Adverse Effect” means a material adverse effect on the assets, financial condition or operations of Holdings and its subsidiaries, taken as a whole, provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Holdings Material Adverse Effect:  (i) any effect or change that results from the announcement or pendency of the transactions contemplated by this Agreement, (ii) any effect or change that results from the taking of any action contemplated by this Agreement or expressly permitted by Shareholders or Company pursuant to this Agreement, (iii) any effect or change relating to the economy in general, (iv) any effect or change relating to the industries in which Holdings and its subsidiaries operate or (v) any change in Laws or GAAP or interpretations thereof.

“Holdings Preferred Stock” means the Series B preferred stock, $0.01 par value, of Holdings, with the rights, privileges and preferences as set forth in the Certificate of Designation.

“Holdings Stock” means, collectively, the Holdings Common Stock and the Holdings Preferred Stock (including, without limitation, the Conversion Stock).

“Hospital” or “Hospitals” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means the aggregate amount of (i) all indebtedness of the Acquired Entities for money borrowed from others (in the form of direct loans (term and revolver)), (ii) interest expense accrued but unpaid, on or relating to any of such indebtedness, and (iii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly by any of the Acquired Entities.

“Intellectual Property” has the meaning set forth in Section 4.16.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.6.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

“Knowledge of Company” (and any similar expression, including, the expression “Company’s Knowledge”) means, as to a particular matter, the actual knowledge of any Person specified with respect to Company on Exhibit E in each case after reasonable inquiry.

“Knowledge of Shareholder” (and any similar expression, including, the expression “Shareholder’s Knowledge”) means, as to a particular matter, the actual knowledge of any Shareholder (which, in the case of the David & Alexa Topper Family Trust, U/D/T September 29, 1997, shall mean the actual knowledge of David Topper) in each case after reasonable inquiry.

“Knowledge of Holdings” (and any similar expression, including the expression, “Holdings’ Knowledge”) means, as to a particular matter, the actual knowledge of any Person specified with respect to Holdings on Exhibit F in each case after reasonable inquiry.

“Laws” means all statutes, laws, ordinances, rules, regulations and other pronouncements of any Governmental Authority having the effect of law of the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.

“Leases” mean (a) all of those leases, subleases, licenses and occupancy agreements to which any of the Acquired Entities is a party as the lessee/tenant or sublessee/subtenant or occupant of any portion of the Real Property, and (b) all the following agreements to which any of the Acquired Entities is a party as the landlord/lessor or sublandlord/sublessor or occupant of any portion of the Real Property, including: (i) medical office leases, subleases and occupancy agreements; (ii) leases, subleases and occupancy agreements for other medical uses, services or facilities; and (iii) leases, subleases and occupancy agreements for food services and other ancillary services at the Hospitals, including as examples and not as limitations, wireless communication services, gift shops, pharmacies or florist shops.

“Material Contract” means any Contract (i) to which a party thereto is a referral source (including physicians) to any Hospital; or (ii) which involves an expenditure of greater than $100,000 per contract per year; or (iii) which an Acquired Entity is bound by a covenant not to compete; or (iv) which is an executive employment agreement; or (v) which is a joint venture or partnership agreement; or (vi) any other contract or agreement whether written or oral to which the Company is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Business Material Adverse Effect.

“Material Permit” means all Permits required by Law and/or required or necessary to operate the Business, the failure of which to obtain or maintain would have a Business Material Adverse Effect.

“Medicaid” has the meaning set forth in Section 4.13(a).

“Medicare” has the meaning set forth in Section 4.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.3(b).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Pension Plan” has the meaning set forth in Section 4.12(b).

“Permits” means all licenses, permits, franchises, rights, registrations, approvals, authorizations, consents, waivers, exemptions, releases, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.

“Permitted Encumbrance” mean (a) any Encumbrance approved in writing by Holdings; (b) any Encumbrance for Taxes or other governmental charges or assessments which are not yet due and payable; (c) any Encumbrance of the lender, lessor or other financing source that is disclosed in a Schedule attached to this Agreement and specifically authorized herein to remain after the Effective Time, (d) any carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords and other similar Encumbrance if payment is not yet due on the underlying obligation, (e) any Encumbrance arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (f) any Encumbrance related to any interest or title of a vendor or lessor in property subject to a capital or operating lease and vendors’ Encumbrance on inventory arising in the ordinary course of business; (g) any Encumbrance incidental to the conduct of the business of the Acquired Entities or the lease of real property, including easements, rights of way, zoning and similar restrictions, and sub-leases granted to others; or (h) any Encumbrance arising under the Securities Act or any applicable state securities laws.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau or other entity or authority.

“Real Property” means all real property together with all buildings and improvements thereon and all appurtenances and rights pertaining thereto, held by any of the Acquired Entities that is used or held for use in the operation of the Business.

“Release” means releases as defined in CERCLA or any other Environmental Laws.

“Returns” means all reports, estimates, declarations, schedules, disclosures, information statements, claims for refunds and returns relating to, or required to be filed in connection with, any Taxes, including any amendments thereto.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Accounting Firm” means an independent accounting firm mutually acceptable to Holdings and Shareholders other than Moss Adams LLP or Ernst & Young, LLP.

“Shareholders” has the meaning set forth in the Recitals.

“Shareholder Indemnitee” has the meaning set forth in Section 11.3.

“Shareholder’s Due Diligence Period” has the meaning set forth in Section 7.2.

“Shareholder Employment Agreements” has the meaning set forth in Section 7.6.

“Shares” means the outstanding shares of stock of any Acquired Entity that is a corporation.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all federal, state, local or income, gross receipts payroll and employee withholding, unemployment, social security, gross receipt, business license, transfer, and other governmental taxes or charges, and other obligations of the same or a similar nature to any of the foregoing including all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority.

“Territory” means Los Angeles and Orange County, California.

“Title Company” has the meaning set forth in Section 8.10(d).

“Title Evidence” has the meaning set forth in Section 8.10(c).

“Title Policy” has the meaning set forth in Section 8.10(d).

“Title Report” has the meaning set forth in Section 8.10(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  Section 2101 et. seq.

“Year End Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“2006 Year End Balance Sheet Date” has the meaning set forth in Section 4.5(a).

1.2           Interpretation.  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the phrase “in the ordinary course of business” and phrases of similar import shall be deemed to be followed by the words “consistent with past practice.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any reference to this Agreement includes the Agreement as well as any exhibits or schedules hereto.  References to a Person are also to its permitted successors and assigns.

ARTICLE II
THE MERGER; CLOSING

2.1           The Merger.  At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (the “California Code”), the Company shall be merged with and into Sub, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving entity and as a wholly-owned subsidiary of Holdings.  Sub as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity”.  The parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of California, executed in accordance with the relevant provisions of the California Code.  The Merger shall become effective (the “Effective Time”) on the date set forth in the Certificate of Merger as the “Future Effective Date”, or, if no such date is set forth in the Certificate of Merger, at the time the Certificate of Merger is filed with and accepted by the Secretary of State of the State of California.

2.2           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub (the “Constituent Entities”) shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.3           Conversion of Company Shares; Merger Consideration.  Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Sub, the Company or the holder of Company Shares the following shall occur:

(a)           Each Company Share issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such Company Share in the manner provided in Section 2.8(a), an amount in cash and Holdings Stock, as provided in Section 2.3(d), equal to the Merger Consideration (as defined in Section 2.3(b)), divided by the total number of Company Shares outstanding immediately prior to the Effective Time.

(b)           The merger consideration for the Company Shares to be conveyed hereunder (the “Merger Consideration”) shall be an amount equal to the difference between (a) $144,000,000 and (b) the Indebtedness as of the Closing Date.  Assuming, by way of example only, Indebtedness as of the Closing Date of $40 million, the Merger Consideration would be $104 million (i.e. $144 million minus $40 million).

(c)           Not less than three (3) business days prior to the Closing Date, Holdings, Company and Shareholders shall execute the certificate attached as Exhibit G hereto, to document the Indebtedness as of the Closing Date, and the resulting Merger Consideration (the “Merger Consideration Certificate”).

(d)           The Merger Consideration shall be payable at Closing, (a) one-half in cash plus (b) one-half in Holdings Stock, with the number of shares of Holdings Stock calculated as follows:

(i)            That number of shares of Holdings Common Stock which is equal to 19.9% of the total number of issued and outstanding shares of Holdings Common Stock immediately prior to the Effective Time (with each share of Holdings Common Stock valued, for this purpose, at $5.00 per share (the “Measurement Price”); and

(ii)           That number of shares of Holdings Preferred Stock which is equal to ([(x) minus (y)] divided by (z)) where (x) equals one-half of the Merger Consideration, (y) equals the number of shares of Holdings Common Stock issued upon the Closing Date pursuant to subsection (i) above multiplied by the Measurement Price, and (z) equals the Original Issue Price (as such term is defined in the Certificate of Designation).

For purposes of example only, assuming that (a) the Merger Consideration is $104 million, (b) the Original Issue Price is $25.00 per share, and (c) immediately prior to the Effective Time the total number of issued and outstanding shares of Holdings Common Stock is 9,515,000, then (x) will equal $52,000,000 (i.e. ½ of $104,000,000), (y) will equal $9,467,425 (i.e. 1,893,485 shares (representing 19.9% of 9,515,000) multiplied by $5.00 per share); (z) will equal $25.00; (x) minus (y) will equal $42,532,575 (i.e. $52,000,000 minus $9,467,425); and ([(x) minus (y)] divided by (z)) will equal 1,701,303 (i.e. $42,532,575 divided by $25.00).  Therefore, the Merger Consideration would be payable at Closing in the form of $52 million in cash; 1,893,485 shares of Holdings Common Stock; and 1,701,303 shares of Holdings Preferred Stock.

(e)           The Merger Consideration shall be allocated in accordance with Schedule 2.3(e) of this Agreement.

(f)            Each certificate evidencing any shares of Holdings Common Stock to be issued as part of the Merger Consideration shall bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REQUIREMENTS FOR SUCH REGISTRATION FOR NONPUBLIC OFFERINGS.  ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY OR ANY PORTION THEREOF OR INTEREST THEREIN, MAY NOT BE ACCOMPLISHED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

(g)           All Holdings Common Stock issued as part of the Merger Consideration (including Holdings Common Stock issuable (subject to Section 8.2 below) upon conversion of Holdings Preferred Stock) shall be entitled to registration rights pursuant to the terms and conditions of that Registration Rights Agreement attached as Exhibit H (the “Registration Rights Agreement”).

2.4           Membership Interests of Sub.  Each membership interest of Sub issued and outstanding immediately prior to the Effective Time shall remain unchanged as a membership interest of the Surviving Entity.

2.5           Articles of Organization, Operating Agreement.

(a)           Unless otherwise determined by Holdings prior to the Effective Time, at the Effective Time, the Articles of Organization of Sub shall be the Articles of Organization of the Surviving Entity until thereafter amended; provided, however, that pursuant to the Certificate of Merger, the name of the Surviving Entity shall be changed to “Alta Hospitals System, LLC”.

(b)           The Operating Agreement of Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter amended.

2.6           Managers and Officers.  From and after the Effective Time, the managers of the Surviving Entity shall consist of the individuals identified on Exhibit I attached hereto until replaced in accordance with the Surviving Entity’s Articles of Organization and Operating Agreement.  From and after the Effective Time, the officers of the Surviving Entity shall consist of the individuals identified on Exhibit J attached hereto until replaced in accordance with the Surviving Entity’s Operating Agreement.

2.7           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Theodora Oringher Miller & Richman P C, 2029 Century Park East, 6th Floor, Los Angeles, California, or such other place as shall be mutually agreed upon by the parties hereto, at 10:00 a.m., Pacific Time, on the earliest practicable day following the satisfaction (or due waiver) of the conditions set forth in Articles IX and X or such other date as may be mutually agreed upon by the parties hereto.  The date on which the Closing takes place is referred to herein as the “Closing Date.”  The Closing shall be deemed to have occurred and to be effective as between the parties as of the Effective Time.

2.8           Closing Deliveries.  At the Closing, the following events will occur:

(a)           Exchange Procedures.  The Shareholders will deliver to Holdings certificates representing the Company Shares and the Acquired Subsidiary Shares in exchange for receipt of such Shareholder’s pro-rata share of the Merger Consideration.  Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Company Shares, will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration specified above, without interest.

(b)           Payment for Company Shares.  At the Closing, Holdings shall deliver to the Shareholders the Merger Consideration (a) one-half in immediately available funds by electronic wire transfer to an account or accounts designated by Shareholders and (b) the other half in Holdings Stock in accordance with Section 2.3(d) above by issuance of certificates representing the appropriate number of shares of Holdings Common Stock and Holdings Preferred Stock, or, alternatively at the option of Holdings, through the delivery by Holdings to its transfer agent of irrevocable instructions for the issuance and delivery by the transfer agents to the Shareholders of such certificates not later than seven (7) business days following the Closing.

(c)           Legal Opinions.

(i)            The Company shall cause an original opinion of Strategic Law Partners, LLP, counsel for the Company and the Shareholders, to be delivered to Holdings as contemplated by Section 9.6; and

(ii)           Holdings shall cause an original opinion of Theodora Oringher Miller & Richman P C, counsel for Holdings, to be delivered to Shareholders as contemplated by Section 10.10.

(d)           Closing Certificates and Documents.

(i)            The Company shall deliver the other certificates and documents required to be delivered by the Company pursuant to Article IX; and

(ii)           Holdings shall deliver the other certificates and documents required to be delivered by Holdings pursuant to Article X.

2.9           No Further Ownership Rights in Company Shares.  All Merger Consideration paid upon the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers on the records of the Surviving Entity of Company Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10         Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing Company Shares shall have been lost, stolen or destroyed, Holdings shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.3, provided, however, that Holdings may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in customary amount as indemnity against any claim that may be made against Holdings with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11         Tax and Accounting Consequences.  Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby, severally as to himself or itself only and not jointly with or as to the other Shareholder, represents and warrants to Holdings and Sub (subject to the limitations and exemptions disclosed in the correspondingly numbered disclosure schedules prepared by Shareholders and the Company and delivered to Holdings prior to the execution of this Agreement (the “Company Disclosure Schedules”)) as of the date hereof that:

3.1           Title to the Company Shares.  (i) each Shareholder has good and valid title to, and owns, beneficially and of record, that number of Company Shares set forth opposite his, her, or its name on Schedule 3.1, which in each case constitutes 50% of all outstanding Shares of the Company; (ii) the Company Shares owned by such Shareholder are free and clear of all Encumbrances; (iii) each Shareholder has full voting power over the Company Shares, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Company Shares; and (iv) other than this Agreement, there is no agreement between such Shareholder or any of its Affiliates and any other Person with respect to the disposition of the Company Shares.

3.2           Organization and Power.  If applicable, Shareholder is a corporation, limited liability company, partnership or trust duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite power and authority (corporate, partnership or otherwise) to consummate the transactions contemplated hereby.  If applicable, Holdings has been furnished with true, correct and complete copies of Shareholder’s Constituent Documents, in each case as amended and in effect on and as of the date this representation is being made and is deemed made hereunder.

3.3                                 Authorization.

(a)                                  The execution, delivery and performance by each Shareholder of this Agreement and by each Shareholder of the other agreements to be entered into by such Shareholder pursuant to the terms of this Agreement, and the consummation by each Shareholder of the transactions contemplated hereby and thereby are within such Shareholder’s powers (corporate or partnership or otherwise), are not in contravention of the terms of such Shareholder’s Constituent Documents, and have been duly authorized and approved by such Shareholder.  No other corporate, partnership, limited liability company or other proceedings on the part of each Shareholder are necessary to authorize the execution, delivery and performance of this Agreement or the other agreements to be entered into by such Shareholder pursuant to the terms of this Agreement.

(b)                                 This Agreement has been duly and validly executed and delivered by each Shareholder.  As of the Closing, the other agreements and Closing documents to be entered into by each Shareholder pursuant to the terms of this Agreement will have been duly and validly executed and delivered by such Shareholder.  This Agreement constitutes (and upon their execution and delivery by each Shareholder, the other agreements and Closing documents to be entered into pursuant to the terms of this Agreement by each Shareholder will constitute) the legal, valid and binding obligations of each Shareholder, enforceable against such Shareholder in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Holdings and Sub), subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity.

3.4                                 No Conflicting Agreements; Consents.  Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by either Shareholder pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

(a)                                  violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (whether with notice or lapse of time or both as a result of events that occurred on or prior to Closing), (i) the respective Constituent Documents of such Shareholder (if applicable), (ii) any Contract or any contract, arrangement, commitment or restriction relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of the Company, including voting trusts or other agreements relating to the voting of any of the Company Shares to which such Shareholder is a party; (iii) any Court Order to which either Shareholder is a party or by which either Shareholder is bound, or (iv) any requirements of Law affecting either Shareholder;

(b)                                 result in the creation or imposition of any Encumbrance upon any Company Shares; or

(c)                                  require either Shareholder to obtain any permit, approval, consent or authorization from, or the making by either Shareholder of any declaration, filing or registration with, any Governmental Authority or other Person (including, but not limited, to any party to an agreement with such Shareholder), the failure to obtain or make would have a Business Material Adverse Effect, except for the information regarding the Shareholders required to be provided in connection with any Healthcare Approvals (as defined in Section 4.4).

3.5                                 Investment Representations; Restricted Securities.  Each Shareholder understands that the offer and sale of Holdings Stock (as a portion of the Merger Consideration) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  Each Shareholder also understands that the Holdings Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Shareholder’s representations contained in this Section 3.5.

(a)                                  Each Shareholder is acquiring Holdings Stock for his, her or its own account for investment only, and not with a view towards its distribution. Each Shareholder represents that by reason of his, her or its, or of their management’s, business or financial experience, they have the capacity to protect their own interests in connection with the transactions contemplated in this Agreement and all other agreements pertaining to the consummation of this transaction (the “Transaction Documents”). Further, such Shareholder is not aware of any publication of any advertisement in connection with the transactions contemplated in the Transaction Documents.  Each Shareholder represents that he, she or it is an accredited investor within the meaning of Regulation D under the Securities Act.

(b)                                 Each Shareholder acknowledges and agrees that the shares of Holdings Stock issued as part of the Merger Consideration are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and will bear a legend to this effect.  Each Shareholder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the issuer (Holdings), the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

3.6                                 Brokers.  Neither Shareholder nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.7                                 No Agreements.  The Shareholders have no binding written contract or agreement with each other with respect to the voting of the Holdings Stock or the giving or withholding of proxies relating thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED ENTITIES

The Acquired Entities represent and warrant to Holdings and Sub (subject to the limitations and exemptions disclosed in the correspondingly numbered Company Disclosure Schedules) as of the date hereof (or, if made as of a specified date, as of such date) that:

4.1                                 Organization and Capitalization of the Company.

(a)                                  The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted.

(b)                                 Schedule 4.1 sets forth the authorized capital stock of the Company and indicates the number of issued and outstanding shares of the Company (such issued and outstanding shares of the Company, the “Company Shares”), together with the par value, if applicable.  The Company Shares have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the Company Shares, there are no outstanding equity securities of the Company, including (i) securities which are convertible into or exchangeable for any capital stock of the Company, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of the Company, including voting trusts or other agreements relating to the voting of any of the Company Shares, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by the Company governing the issuance of shares of its capital stock.

(c)                                  All of the Company Shares are held, beneficially and of record, by the Shareholders as set forth on Schedule 4.1 without Encumbrances except as otherwise set forth thereon.

(d)                                 No Person has any preemptive right to purchase any equity security of the Company, and other than the Company Shares, there are no outstanding equity securities in the Company giving the owner or holder thereof the right to vote on any matters on which shareholders of the Company may vote.

4.2                                 Organization and Capitalization of the Acquired Subsidiaries.

(a)                                  Except as set forth on Schedule 4.2, and except for the Acquired Subsidiaries, the Acquired Entities do not directly or indirectly own, of record or beneficially, any equity security of any Person.

(b)                                 Each Acquired Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted.

(c)                                  Schedule 4.2 sets forth the authorized capital stock of each Acquired Subsidiary and indicates the number of issued and outstanding shares of such Acquired Subsidiary (such issued and outstanding shares for both of the Acquired Subsidiaries, the “Acquired Subsidiary Shares”), together with the par value for each, if applicable.  The Acquired Subsidiary Shares have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the Acquired Subsidiary Shares, there are no outstanding equity securities of either of the Acquired Subsidiaries, including (i) securities which are convertible into or exchangeable for any capital stock of an Acquired Subsidiary, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of an Acquired Subsidiary, or (iii) options, warrants,rights, calls or commitments of any character granted or issued by an Acquired Subsidiary governing the issuance of shares of its capital stock.

(d)                                 (i) The Company has good and valid title to, and owns, all of the Acquired Subsidiary Shares, beneficially and of record; (ii) the Acquired Subsidiary Shares are free and clear of all Encumbrances, (iii) the Company has full voting power over the Acquired Subsidiary Shares, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Acquired Subsidiary Shares; and (iv) other than this Agreement, there is no agreement between either the Company or the Shareholders and any other Person with respect to the disposition of the Acquired Subsidiary Shares or otherwise relating to the Acquired Subsidiary Shares.

(e)                                  No Person has any preemptive right to purchase any equity security in either of the Acquired Subsidiaries, and other than the Acquired Subsidiary Shares, there are no outstanding equity securities in either of the Acquired Subsidiaries giving the owner or holder thereof the right to vote on any matters on which shareholders of the applicable Acquired Subsidiary may vote.

4.3                                 Authorization.

(a)                                  The execution, delivery and performance by the Company of this Agreement and the other agreements to be entered into by the Company pursuant to the terms of this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers, are not in contravention of the terms of the Company’s Constituent Documents, and have been duly authorized and approved by the board of directors and shareholders of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the other agreements to be entered into by the Company pursuant to the terms of this Agreement.

(b)                                 This Agreement has been duly and validly executed and delivered by the Company and, as of the Closing, the other agreements to be entered into by the Company pursuant to the terms of this Agreement will have been duly and validly executed and delivered by the Company.  This Agreement constitutes, and upon its execution and delivery by the Company, such other agreements will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Holdings and Sub), subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity.

4.4                                 No Conflicting Agreements; Consents.  Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by the Company or any other Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

(a)                                  Except as set forth on Schedule 4.4, violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default (or trigger change of control provisions) under, or entitle any party to terminate or accelerate (whether with notice or lapse of time or both as a result of events that occurred on or prior to Closing), (i) the respective Constituent Documents of the Acquired Entities, (ii) any Material Contract, (iii) any Court Order to which any of the Acquired Entities is a party or by which any of the Acquired Entities is bound, or (iv) any requirements of Law affecting any of the Acquired Entities, except where such violation, conflict, breach, termination or default (other than with respect to clause (i) above) would not result in a Business Material Adverse Effect;

(b)                                 result in the creation or imposition of any Encumbrance upon any of the assets of any Acquired Entity (except for Permitted Encumbrances); or

(c)                                  require any of the Acquired Entities to obtain any permit, approval, consent or authorization from, or the making by any of the Acquired Entities of any declaration, filing or registration with, any Governmental Authority or other Person (including, but not limited to, any party to a Material Contract with the Acquired Entities) the failure to obtain or make would have a Business Material Adverse Effect, except (i) as provided in Schedule 4.4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of California on the Closing Date, (iii) the filing under the HSR Act, and (iv) any Healthcare Approvals (as hereinafter defined).  For purposes of this Agreement, “Healthcare Approvals” shall mean all licenses, permits, certificates, no objection letters, clearances and other authorization of, or notices to or filings with, any Governmental Authority which are or may be required to be made by any Acquired Entity under any Healthcare Laws (as hereinafter defined) in connection with this Agreement.  For purposes of this Agreement, “Healthcare Laws” shall mean all Laws, federal and California statutes, codes, regulations, orders and rules of any Governmental Authorities having jurisdiction over general acute care hospitals in California which are generally applicable to, or regulate, the ownership and operation of, or changes in ownership or operation of, or provision of any services by, a general acute care hospital in California, or which relate to the right of a general acute care hospital in California to participation in, or receive reimbursement for services from, the Medicare and Medi-Cal programs or other governmental or private third party payors.

4.5                                 Financial Statements.

(a)                                  Schedule 4.5(a) contains true, correct and complete copies of the following: (i) the audited consolidated balance sheet of the Acquired Entities as of December 31, 2006 (the “2006 Balance Sheet”) and December 31, 2005 and the related consolidated statements of income and cash flows for the fiscal years then ended, and for the fiscal year ended December 31, 2004, including any footnotes and schedules thereto (such audited balance sheets and related documents are collectively referred to as the “Year End Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Acquired Entities as of April 30, 2007 (the “Interim Balance Sheet”) and the unaudited consolidated statements of income and cash flows for the four-month period then ended, including any and all footnotes and schedules thereto (all of the foregoing, including the Interim Balance Sheet, being collectively referred to as the “Interim Financial Statements”).  The Year End Audited Financial Statements and the Interim Financial Statements are collectively referred to as the “Historical Financial Statements”).

(b)                                 The Historical Financial Statements are true, correct and complete in all material respects.  The Historical Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered thereby (except (x) as may be otherwise indicated in such Historical Financial Statements or the notes thereto, or (y) in the case of the Interim Financial Statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Acquired Entities as of the respective dates thereof and the results of their operations for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto).  The Historical Financial Statements have been prepared in accordance with the Books and Records of the Acquired Entities, which Books and Records are true, correct and complete in all material respects and have been maintained in a manner consistent with historical practice.

(c)                                  The Acquired Entities will be Solvent as of the Effective Time.  For purposes of this Section 4.5(c), the term “Solvent” means, as to the Acquired Entities (expressly excluding the Debt Financing) (a) the amount of the fair saleable value of the assets of the Acquired Entities, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Acquired Entities, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Acquired Entities, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Acquired Entities will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date; and (c) the Acquired Entities will be able to pay their liabilities, including contingent and other liabilities, as they mature.

4.6                                 Absence of Undisclosed Liabilities; No Missing Assets.

(a)                                  Except as set forth on Schedule 4.6 or on any other Company Disclosure Schedule, no Acquired Entity has any material liabilities of any nature except for (i) liabilities reflected or reserved against in the Historical Financial Statements, (ii) liabilities incurred in the ordinary course of the Business since April 30, 2007 (the “Interim Balance Sheet Date”), and (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

4.7                                 Absence of Changes.

(a)                                  Since December 31, 2006 (the “2006 Year End Balance Sheet Date”), there has not been any occurrence in which the Acquired Entities has suffered any material damage, destruction or loss with respect to the assets of any Acquired Entity or Hospital.

(b)                                 Except as set forth on Schedule 4.7(b), since the 2006 Year End Balance Sheet Date, except for the transactions contemplated hereby, there has not been any transaction or occurrence in which any of the Acquired Entities, has:

(i)                                     suffered a Business Material Adverse Effect and the Company does not have Knowledge of any fact or circumstance reasonably likely to cause a Business Material Adverse Effect;

(ii)                                  determined as collectible any account receivable or any portion thereof which was previously considered uncollectible, or written off as uncollectible any account receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of business;

(iii)                               disposed of or permitted to lapse any material right to the use of any Intellectual Property;

(iv)                              sold, transferred or otherwise removed or disposed of any assets of the Hospitals except in the ordinary course of business;

(v)                                 granted or incurred any obligation for any increase in the compensation of any employee who is employed by any of the Acquired Entities (including any increase pursuant to any bonus, insurance pension, profit-sharing, retirement, or other plan or commitment) except in the ordinary course of business;

(vi)                              made any material change in any method of accounting or accounting principle, practice, or policy;

(vii)                           terminated or amended any Material Contract, Lease or other agreement to which any Acquired Entity is a party, other than in the ordinary course of business;

(viii)                        had a Governmental Authority revoke, cancel, rescind, modify or refuse to renew any Material Permit of such Acquired Entity;

(ix)                                mortgaged, pledged or imposed any lien or encumbrance on the assets of any Acquired Entity in excess of $25,000 in the aggregate;

(x)                                   initiated or settled any Proceeding before any court or Governmental Authority;

(xi)                                taken any other action neither in the ordinary course of business nor provided for in this Agreement; or

(xii)                             agreed, so as to legally bind Holdings, Sub or the Acquired Entities, whether in writing or otherwise, to take any of the actions set forth in this Section 4.7(b) and not otherwise permitted by this Agreement.

(c)                                  Except as set forth on Schedule 4.7(c), since the 2006 Year End Balance Sheet Date, except for the transactions contemplated hereby:

(i)                                     none of the Acquired Entities has amended its respective Constituent Documents;

(ii)                                  there has been no change in the number or amount of authorized or issued capital stock of any of the Acquired Entities; nor has any other equity security of any kind been granted or issued by any of the Acquired Entities; nor has the Company entered into or permitted any of the Acquired Subsidiaries to enter into any other agreement with respect to any equity security of the Acquired Entities;

(iii)                               the Company has not declared or paid dividends or made any other distributions in respect of the Company Shares;

(iv)                              the Acquired Entities have not made or entered into any commitment to make any capital expenditure at the Hospitals or otherwise on behalf of such Acquired Entities in an aggregate amount greater than $25,000;

(v)                                 the Acquired Entities have not (A) incurred any indebtedness for borrowed money, other than intercompany indebtedness which will be paid in full and terminated at Closing in accordance with Section 6.7 hereof; (B) assumed, guaranteed, endorsed or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) made any loans, advances or capital contributions to, or investments in, any Person other than another Acquired Entity, other than intercompany loans which will be forgiven at Closing in accordance with Section 6.7 hereof; or (D) made any commitments to do any of the foregoing;

(vi)                              the Acquired Entities have maintained the insurance for the Hospitals and the Business in full force and effect;

(vii)                           no Acquired Entity has agreed, whether in writing or otherwise, to take any of the actions set forth above or described in Section 4.7(b) and not otherwise permitted by this Agreement.

4.8                                 Material Contracts.

(a)                                  Copies of all Material Contracts have been provided or will be provided to Holdings during the Holdings Due Diligence Period, but in no event later than 10 days after the execution of this Agreement.  Schedule 4.8(a) hereto sets forth a complete and accurate list of all Material Contracts.

(b)                                 Each Material Contract to which an Acquired Entity is bound is valid, binding and enforceable in all material respects against the applicable Acquired Entity and, to the Company’s Knowledge, against third parties, and the applicable Acquired Entity has duly performed in all material respects its obligations under each Material Contract to which it is a party (to the extent that such obligations to perform have accrued), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity.

(c)                                  None of the Acquired Entities are in default (nor would they be in default with notice or lapse of time or both as a result of events that have occurred) under any Material Contract.

(d)                                 No purchase commitment by any Acquired Entity is in excess of its respective ordinary business requirements.

(e)                                  Except for Permitted Encumbrances, no Encumbrance exists on any interest created under any of the Material Contracts.

4.9                                 Accounts Receivable.  The accounts receivable included in the Interim Balance Sheet and all accounts receivable of the Acquired Entities incurred subsequent to the Interim Balance Sheet Date and reflected on the books and records of the Acquired Entities, to the extent uncollected as of the Effective Time, are or will be, as the case may be, valid and existing and represent monies due for goods sold and delivered and services performed in the ordinary course of business.

4.10                           Real Property.

(a)                                  The Real Property is accurately described in Schedule 4.10(a) and includes all real estate owned, leased, used or held for use in connection with the Business.

(b)                                 The Acquired Entities hold fee title to all the Real Property described in Schedule 4.10(a) except where a leasehold or other interest is specifically noted thereon.

(c)                                  None of the Acquired Entities has allowed the creation of, suffered, assumed, or agreed to any Encumbrance (other than Permitted Encumbrances) on the Real Property.

(d)                                 The current use of the Real Property, and the number of parking spaces on the Real Property, comply with applicable zoning laws, rules and regulations, the violation of which would result in a Business Material Adverse Effect.  The buildings and improvements constituting the Hospitals on the Real Property are in compliance with all applicable public health, fire safety or building codes and regulations, the violation of which would result in a Business Material Adverse Effect.  Certificates of occupancy and/or use have been duly issued by the applicable Governmental Authority having jurisdiction for all of the Hospitals.

(e)                                  To the Company’s Knowledge, the Real Property is not subject to any conditions, restrictions, ordinances, or other limitations that would make such property unusable for its current use or the title to such property unmarketable, or which materially restrict or impair the current use of the Real Property, or which would materially affect the value of the Real Property or operations of the Business.

(f)                                    To the Company’s Knowledge, no part of the Real Property is subject to any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated condemnation proceeding that would result in the taking of all or any part of the Real Property or that would adversely affect the current use of any of the Hospitals or any material part thereof.  To the Knowledge of the Company, there are no existing or contemplated public improvements which will result in special assessments against the Real Property.

(g)                                 There are no outstanding options to purchase, rights of first offer, rights of first refusal or any similar rights to purchase any parcel of the Real Property owned by the Acquired Entities, or any portion thereof or interest therein.

(h)                                 To the Company’s Knowledge, (i) the lessors named in the respective leases of the leased Real Property (under which an Acquired Entity is the lessee) are the fee owners of the Real Property leased thereunder except as otherwise provided in the Leases; and (ii) except as set forth in each Lease, none of the Leases under which an Acquired Entity is the lessor is subject to any option to renew, options to purchase, rights of first refusal, rights of first offer or any similar rights.

(i)                                     With respect to any of the Leases under which an Acquired Entity is the lessor, (i) no tenant is entitled to any rebate, concession or free rent, other than as set forth in the Lease or Contract with such tenant; (ii) no commitments have been made to any tenant for material repairs or improvements other than for normal repairs and maintenance in the future except as otherwise provided in the Lease or Contract; (iii) the Acquired Entity’s obligations as lessor for any such commitments for material repairs or improvements in the future that have accrued have been fully performed; (iv) no rents due under any leases with tenants have been assigned or hypothecated to, or encumbered by, the lessor, and (v) no broker’s commission is payable by the Acquired Entities as a result of the consummation of the transactions in this Agreement except as provided in the Leases.  Schedule 4.8(a) includes all Leases and amendments thereto.

(j)                                     There is no pending or, to the Company’s Knowledge threatened, litigation or governmental action which would materially adversely affect the value of the Real Property or the right of Sub to acquire the Real Property.

(k)                                  To the Company’s Knowledge, no facts or conditions exist which would result in the termination of the current access from the Real Property to any currently existing highway or road adjoining, or situated on, the Real Property, or to any existing sewer or other utility facility servicing, adjoining, or situated on the Real Property.

(l)                                     There are no adverse or other parties in possession of the Real Property, or any party thereof except the Acquired Parties and any tenant.

(m)                               None of the Acquired Entities is a “foreign person” as defined in Section 1445 of the Code.

4.11                           Personal Property.

(a)                                  The Acquired Entities are in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use, free and clear of any Encumbrance, excepting Permitted Encumbrances and Encumbrances set forth on Schedule 4.11, all of the personal property used by the Acquired Entities in the conduct of the Business, including all Books and Records and all personal property reflected on the Historical Financial Statements and all of the personal property purchased or otherwise acquired for use in the Business since the Interim Balance Sheet Date, other than personal property disposed (and replaced if such replacement would have been done in the ordinary course of business) since the Interim Balance Sheet Date in the ordinary course of business.

(b)                                 There are no outstanding rights (including purchase options, rights of first refusal, rights of first offers, agreements or other commitments made by the Company or any of its Affiliates) that give any Person a current or future right to require the Acquired Entities to sell or transfer to a third party any material interests in the personal property owned by them.

4.12                           Employees; Labor Matters; Company Plans; ERISA.

(a)                                  (i) The Acquired Entities are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization other than as set forth on Schedule 4.12(a); (ii) there is no unfair labor practice or labor arbitration proceeding pending, or to the Company’s Knowledge, threatened against any of the Acquired Entities relating to the Business; (iii) to the Company’s Knowledge, except as specifically set forth on Schedule 4.12(a), there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Business; and (iv) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Company’s Knowledge, threatened against or affecting the Business, and the Business has not experienced any strike, material slowdown or material work stoppage or lockout.

(b)                                 Schedule 4.12(b) contains a list of each Company Plan.  There is no Multiemployer Plan under which any employee of the Business has any present or future right to benefits or under which any Acquired Entity has any present or future liability.  For any Company Plan that is a “defined benefit plan,” as defined in section 414(j) of the Code (collectively, the “Pension Plans”), the funded status of each Pension Plan is disclosed on Schedule 4.12(b).  With respect to the Pension Plans and the Company Retirement Plan, for purposes of section 412 of the Code, the annual minimum funding requirements have been timely satisfied, there are no accumulated funding deficiencies and no funding waiver has been applied for.  There is no Pension Plan under which any employee of the Business or any Acquired Entity has any present or future right to benefits.  No Acquired Entity has any present or future liability with respect to any Pension Plan.

(c)                                  Except as set forth on Schedule 4.12(c), any contributions, including salary deferrals, required to be made under the terms of the Company Plans as of the date of this Agreement have been made in a timely fashion.

(d)                                 Except as provided in Schedule 4.12(d), no Company Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any employees of the Acquired Entities or their beneficiaries for any period of time beyond the earlier of (i) the end of the current plan year or (ii) the termination of employment (except to the extent of coverage required under Title I, Part 6 of ERISA (“COBRA”)).  The Company Plans are in material compliance with the continuation coverage provisions of COBRA.  The Company has provided Holdings or will provide during the Holdings Due Diligence Period a copy of each Company Plan listed on Schedule 4.12(d).

(e)                                  No material changes in the basis for remuneration of employees of the Acquired Entities have been made, promised or authorized by any of the Acquired Entities since the Interim Balance Sheet Date, except in the ordinary course of business.  Schedule 4.12(e) lists all written employment contracts and agreements relating to the Hospitals that provide for employment for a term or restrictions upon any of the Acquired Entities’ right to terminate employment without any post-termination payment obligation.  No employment agreement (including, without limitation, any professional services agreement or recruiting agreement listed on Schedule 4.8(a)) creates or modifies any Company Plan or promises to provide benefits that cannot be terminated by the Acquired Entities, or the Holdings without the prior consent of the other party thereto and without prior notice.

(f)                                    Except as set forth in Schedule 4.12(f), no Company Plan has any unfunded liabilities with respect to any employee of the Business for which the Acquired Entities have any responsibility or liability, other than for salary contributions made pursuant to section 401(k) of the Code that have been withheld from employees’ compensation but may not have been deposited to such Plan as a result of such amounts not yet being due.

(g)                                 Any Company Plan subject to the qualification requirements of section 401(a) or 501(a) of the Code is in material compliance with such qualification requirements.

(h)                                 Schedule 4.12(h) sets forth a complete list (as of the date set forth therein which date is not greater than 5 days prior to the date of execution of this Agreement) of the names, positions and current annual salaries or wage rates of all employees of the Business at the level of corporate director or above (for purposes hereof, an employee shall be deemed to be at the director level or above if he or she has the title of Director or Vice-President or is the Administrator of a hospital).  All employees of the Business are “at will”.

4.13                           Government Program Participation/Accreditation.

(a)                                  All of the Hospitals have historically received Medicare or Medicaid reimbursement and are eligible to receive such payments without restriction (other than as the result of limitations under the various programs of general applicability) under Title XVIII of the Social Security Act (“Medicare”) and Title XIX of the Social Security Act (“Medicaid”).

(b)                                 Each Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the federal Medicare and the California state Medicaid (“Medi-Cal”) programs  (the “Government Programs”), and a complete list of all provider numbers is included in Schedule 4.13(b).

(c)                                  Each of the Hospitals is in compliance in all material respects with the material conditions of participation in the Government Programs.

(d)                                 To the extent that any of the Hospitals has historically received payments under Tricare or its predecessor programs, each such Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with Tricare and successor programs.  A true and correct copy of each of such agreement has been provided to Holdings or will be provided during the Holdings Due Diligence Period by the Company.

(e)                                  There is not pending or, to the Company’s Knowledge, threatened any proceeding or investigation under the Government Programs involving the Business or any of the Acquired Entities.

(f)                                    The Company has provided Holdings or will provide during the Holdings Due Diligence Period true, correct and complete copies of the Hospitals’ most recent Medicare and Medi-Cal certification survey reports (as conducted by either JCAHO or the California Health and Human Services as the agent of the Government Programs), including any statements of deficiencies and plans of correction.

(g)                                 The Acquired Entities have filed and caused to be filed all cost reports and all other material reports that are required by Law or contract to have been filed or made with respect to the purchase of services of the Hospitals by third party payors, including Government Programs and other insurance carriers.

(h)                                 The Acquired Entities are and have been in material compliance with filing requirements with respect to cost reports of the Hospitals, and such reports do not claim, and none of the Hospitals has received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report.

(i)                                     True and correct copies of all such reports for the three (3) most recent fiscal years of the Hospitals have been provided to Holdings or will be provided during the Holdings Due Diligence Period.  Schedule 4.13(i) indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled.

(j)                                     To the Company’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

(k)                                  Notices of program reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospitals for Medicare, Medi-Cal (if required) and Blue Cross (if required) through the periods set forth in Schedule 4.13(i).

(l)                                     Each of the cost reports referenced by Section 4.13(g) was timely filed.  Neither Shareholders, nor the Acquired Entities, have received notice of any material dispute between the Hospitals and the applicable governmental agency or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 4.13(i).

(m)                               There are no pending, or to the Company’s Knowledge, threatened material claims by any of such programs against the Hospitals with respect to the periods set forth in Schedule 4.13(i) or thereafter.

(n)                                 All of the billing practices with respect to the Hospitals to all third party payors, including the Government Programs and private insurance companies, have been and are in material compliance with all applicable Laws, regulations and polices of such third party payors and Government Programs.

(o)                                 The Hospitals have not billed or received any payment or reimbursement in excess of amounts allowed by Law.

(p)                                 The Hospitals are not obligated and will not become obligated to repay any amount previously paid or currently owing to the Shareholders or the Acquired Entities by any Governmental or other third party reimbursement agency or program.

(q)                                 Except for JCAHO or licensing deficiencies and plans of correction provided to Holdings as referenced in subsection (r) below, each of the Hospitals for which such accreditation is available is duly accredited with no contingencies by the JCAHO.

(r)                                    The Company has provided Holdings or will provide during the Holdings Due Diligence Period copies of the JCAHO accreditation survey report and deficiency list for each of the Hospitals, together with (i) such Hospital’s most recent statement of deficiencies and plan of correction; (ii) the most recent state licensing report and list of deficiencies, if any; (iii) the most recent fire marshal’s survey and deficiency list, if any, and (iv) the corresponding plans of correction or other responses.  Any deficiencies have been addressed and any plans of corrective action have been implemented.

(s)                                  Except as specifically set forth on Schedule 4.13(s), no Acquired Entity has received written notice of any threatened, pending or likely revocation, early termination, suspension or limitation of any such accreditation.

(t)                                    Neither Shareholders nor the Acquired Entities have participated in any transaction in violation of state or federal anti-kickback, self-referral, or false or fraudulent claims statute.

(u)                                 To the Company’s Knowledge, no past or current officers or directors  nor any current employee of the Business has been excluded from participating in any federal health care program (as defined in 42 U.S.C.  Section 1320a-7b(f))

(v)                                 To the Company’s Knowledge, none of the Hospitals, or the Acquired Entities’ current officers, directors, governing board members, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)), has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C.  Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C.  Section 1320a-7b.

4.14                           Taxes.

(a)                                  Each of the Acquired Entities has duly filed or caused to be filed on its behalf, in a timely manner with the appropriate Governmental Authorities all Returns which were required to be filed by or on behalf of the Acquired Entities.  All such Returns were correct and complete in all material respects.  Except as set forth on Schedule 4.14(a), all Taxes of the Acquired Entities (whether or not shown on any Returns) due and owing prior to the date of this

Agreement have been paid in full or otherwise have been (or will be) adequately reserved for in the Year End Audited Financial Statements or the Interim Financial Statements, and all Taxes of the Acquired Entities (whether or not shown on any Returns) due and owing with respect to the period (or portion thereof) after the date of this Agreement and ending on or before the Closing Date will be incurred in the ordinary course of business and will be paid in full to the extent required to be paid prior to the Closing Date or otherwise adequately reserved for on the books and records of the Acquired Entities.  Except as set forth in Schedule 4.14(a), there are no Encumbrances on any of the assets of the Acquired Entities with respect to Taxes, other than Permitted Encumbrances.

(b)                                 With respect to each of the Acquired Entities, (i) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority for which the Acquired Entities may have any liability, (ii) there are no pending, or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes with any Governmental Authority, and (iii) there are no matters under discussion by any of the Acquired Entities with any Governmental Authority with respect to Taxes that may result in an additional amount of Taxes for which the Acquired Entities may have any liability.

(c)                                  None of the Acquired Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that (i) would be considered “excess parachute payments” under Code Section 280G (or any corresponding provision of state or local law), (ii) that will not be deductible under Code Section 280G (or any corresponding provision of state or local law), or (iii) that would not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state or local law).  None of the Acquired Entities have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(d)                                 No statute of limitations in respect of Taxes has been waived and no extension of time with respect to a Tax assessment or deficiency has been agreed to by or on behalf of the Acquired Entities.

4.15                           Inventory.  The inventory, supplies, food, pharmaceuticals, janitorial and office supplies and other similar disposables located at the Hospitals are, as of the date of this Agreement and will be, as of the Effective Time, of a quality and quantity useable in the Business in the ordinary course of business.

4.16                           Intellectual Property.  Schedule 4.16 sets forth all material patents, trademarks, trade names, service marks, trade secrets, copyrights and other material intellectual property rights and licenses owned or used by the Acquired Entities and which are necessary to conduct the Business as currently conducted (the “Intellectual Property”).  To the Company’s Knowledge, (i) no infringement exists by any of the Acquired Entities on the intellectual property rights of any other Person that results in any way from the operations of the businesses of the Acquired Entities, and (ii) there is no infringing use of any of the Intellectual Property owned by any Acquired Entity by any other Person.  No Court Orders or proceedings are pending, or to the Company’s Knowledge, threatened, against any of the Acquired Entities that challenge the validity of, or such Acquired Entity’s ownership of or right to use, any of the Intellectual Property.

4.17                           Permits; Compliance With Laws.

(a)                                  The Acquired Entities possess all Material Permits required or necessary to operate the Business, and all such Permits are valid, and in good standing.

(b)                                 The Acquired Entities have not violated any of the conditions or provisions of their Material Permits, except where such violation would not result in a Business Material Adverse Effect.

(c)                                  True and complete copies of all Material Permits issued or granted by a Governmental Authority in connection with the current operation of the Business have been provided or will be provided to Holdings during the Holdings Due Diligence Period.  Such Permits constitute all Material Permits necessary for the conduct of the Business and the operation of the Hospitals as currently conducted.  Each Acquired Entity is the duly authorized holder of such Permits as have been issued in its name or pursuant to which it is conducting its business.

(d)                                 To the Knowledge of the Company, each Hospital’s pharmacies, laboratories and all other material ancillary departments located at such Hospital or operated for the benefit of such Hospital (and which are owned or operated by the any of the Acquired Entities any of their Affiliates), which is required to be specially licensed, is licensed by the appropriate Governmental Authority.

(e)                                  Schedule 4.17(e) hereto sets forth a complete and accurate list of all Material Permits required or necessary to operate the Business as presently conducted.

(f)                                    Between the date of execution of this Agreement and the Closing Date, the Acquired Entities shall timely file any renewal applications which are routinely required to be filed in order to maintain the Permits in good standing and take additional steps after each such filing as is reasonably necessary to facilitate the renewal process.

(g)                                 Each Hospital is in compliance with all Material Permits required by Law.

(h)                                 There are no provisions in, or agreements relating to, any such Permits which preclude or limit in any respect any Acquired Entity from operating any of the Hospitals as they are currently operated.

(i)                                     There is not now pending or, to the Company’s Knowledge, threatened, any action by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew any of the Material Permits, and all of such Permits are in good standing.

(j)                                     Except as set forth in Schedule 4.17(j) (and subject to Section 4.18(a) with respect to Environmental Laws), the Acquired Entities are in compliance with all applicable Laws, policies, guidelines, licenses, certificates, judgments or decrees of all judicial or Governmental Authorities, except where the failure to be in such compliance did not or would not have a Business Material Adverse Effect.  Except as set forth in Schedule 4.17(j), the Acquired Entities have not been charged with or given notice of, and to the Shareholders’ Knowledge, is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable (i) material Law, policy or guideline promulgated, (ii) material license, certificate or certificate of need issued, or (iii) order, judgment or decree entered, by any federal, state, local or foreign court or Governmental Authority relating to the Acquired Entities or the Business.

4.18                           Environmental Conditions.

(a)                                  To the Company’s Knowledge, (i) each of the Acquired Entities is in compliance with all Environmental Laws except where non-compliance would not have a Business Material Adverse Effect; and (ii) all operations or activities upon, or any use, occupancy or operation of the Real Property, or any portion thereof, are in compliance with all Environmental Laws except where non-compliance would not have a Business Material Adverse Effect;

(b)                                 No Acquired Entity has stored, manufactured, used, generated or dumped any Hazardous Substances on, in, under or upon any of the Real Property, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a general acute care hospital in material compliance with applicable Environmental Laws;

(c)                                  No Acquired Entity has ever received any written communication from a Governmental Authority or any other Person that alleges that such Acquired Entity is not in material compliance with Environmental Laws or is otherwise subject to liability relating to Environmental Laws;

(d)                                 There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against any Acquired Entity or any of the Real Property, and, to the Company’s Knowledge, no material work, repairs, remedy, remediation, clean-up, construction or capital expenditures are required by any Environmental Laws with respect to the Real Property in order for the continued lawful use of the Real Property as it has been and is currently used, subject to such exceptions that would not have a Business Material Adverse Effect;

(e)                                  Each of the Acquired Entities is in compliance with OSHA requirements respecting friable asbestos, if any, located on the Real Property, or any portion thereof, except where non-compliance would not have a Business Material Adverse Effect; and in this regard, each Acquired Entity has properly implemented an operations and maintenance training program where required for certain of its employees in the proper handling and removal of asbestos in compliance with OSHA requirements except where non-compliance would not have a Business Material Adverse Effect;

(f)                                    (i) To the Company’s Knowledge, no portion of the Real Property has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials other than in material compliance with applicable Environmental Laws; and (ii) to the Company’s Knowledge, no petroleum hydrocarbons have migrated on or below the surface of any of the Real Property in amounts that would violate any applicable Environmental Laws except for violations that would not have a Business Material Adverse Effect;

(g)                                 Schedule 4.18(g) contains a list of all reports, investigations, studies, tests, assessments and inspections of the Real Property concerning its environmental condition that are in the possession or control of the Acquired Entities or Shareholders (“Environmental Reports”).  There are no above or underground storage tanks located on or beneath the Real Property except as disclosed in the Environmental Reports.  All above or underground storage tanks currently operated on any of the Real Property by the Acquired Entities, if any, are in compliance with applicable Environmental Laws, except where non-compliance would not have a Business Material Adverse Effect.  For any underground storage tanks which were formally located on any Real Property, and of which the Company has Knowledge, such tanks were removed or closed in place in compliance with applicable Environmental Laws except where non-compliance would not have a Business Material Adverse Effect, and any remediation work required as a result of any release, leakage or discharge of Hazardous Substances from such tanks or related lines has been fully completed in accordance with Environmental Laws and accepted by the applicable Governmental Authority, subject to such exceptions that would not have a Business Material Adverse Effect.

4.19                           Legal Proceedings, Court Orders.

(a)                                  Schedule 4.19 contains an accurate list of and summary description of all actions, suits, proceedings, audits or investigations (“Proceedings”) with respect to the Hospitals, the Business and the Acquired Entities to which any of the Acquired Entities or their Affiliates is a party which, individually or in the aggregate, have had or would be reasonably likely to have a Business Material Adverse Effect.  Other than as set forth in Schedule 4.19, there are no Proceedings pending, or to the Company’s Knowledge, threatened against any Acquired Entity or its Affiliates with respect to the Hospitals, the Business or the Acquired Entities which, individually or in the aggregate, have had or would be reasonably likely to have a Business Material Adverse Effect.  Except as specifically set forth on Schedule 4.19, the costs of defense, and any amount that may be owing upon any judgment or settlement of the matters described on Schedule 4.19 are covered by one or more of the insurance policies described in Section 4.20, subject only to the customary deductibles set forth in such insurance policies.

(b)                                 No Acquired Entity is subject to any Court Order with respect to the Hospitals, the Business or the Acquired Entities.

4.20                           Insurance.  Schedule 4.20 includes a list of all insurance policies maintained by or for the benefit of any Hospital or Acquired Entity, including fire and extended coverage and casualty, professional liability, general liability and other forms of insurance.  All of such policies are valid, outstanding, in full force and effect, and enforceable with no premium arrearages.  Except as specifically set forth on Schedules 4.20, (i) there is no outstanding written requirement or recommendation by any insurance company that issued any such policy or by any board of fire underwriters or other similar body (including any Governmental Authority) exercising similar functions which requires or recommends any repairs or other work to be done or with respect to any of Hospitals, (ii) the Acquired Entities have given to their insurer in a timely manner all notices required to be given under its insurance policies with respect to all claims and actions covered by insurance with respect to the Business and the assets thereof, and no insurer has denied coverage of any such claims or actions or reserved its rights with respect to or rejected any such claims, and (iii) no Acquired Entity has (A) received any notice or other written communication from any such insurance company canceling or materially amending any of said insurance policies with respect to the Business or its assets, and to the Company’s Knowledge no such cancellation or amendment is threatened, or (B) failed to give any required notice or present any claim which is still outstanding under any of said policies with respect to the Business or its assets.

4.21                           Medical Staff.  The Company has provided Holdings or will provide during the Holdings Due Diligence Period a true and correct copy of the by-laws, and any other rules and regulations, of the medical staff applicable to each of the Hospitals.  There are no pending or, to the Company’s Knowledge, threatened appeals, challenges, disciplinary or corrective actions, disputes, lawsuits or other legal or administrative actions or claims involving applicants, current or former medical staff members, or health professionals at any of the Hospitals that would result in a Business Material Adverse Effect, and any appeal periods in respect of any such persons against whom an adverse action was previously taken have expired.

4.22                           Brokers.  None of the Acquired Entities has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.23                           Indebtedness.  The Indebtedness, as set forth on the Merger Consideration Certificate, will be true and correct as of the Closing Date.

4.24                           Business.  None of the Acquired Entities is engaged in any business other than the business of owning, leasing, managing or operating one or more general acute care hospitals, psychiatric care hospitals or ambulatory urgent care centers and services incidental thereto.

4.25                           No Omissions or Misstatements.  To the Company’s Knowledge, this Agreement and the Schedules hereto delivered by any or all of the Shareholders and the Acquired Entities do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement by the Shareholders and/or the Company not misleading.  True and correct copies of all documents referred to in any Schedule hereto have been made available to Holdings, including amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

4.26                           No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV, Holdings and Sub acknowledge that neither Shareholders nor the Acquired Entities (nor any other Person on behalf of Shareholders or the Acquired Entities) makes any express or implied representation or warranty with respect to the Acquired Entities or with respect to any other information provided to Holdings in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to the Shareholders and the Company (subject to the limitations and exemptions disclosed in the corresponding numbered disclosure schedules prepared by Holdings and delivered to Shareholders and the Company prior to the execution of this Agreement (the “Holdings Disclosure Schedules”)) as of the date hereof (or, if made as of a specified date, as of such date) that:

5.1                                 Organization.

(a)                                  Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted.  Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted.

(b)                                 Schedule 5.1 sets forth the authorized capital stock of Holdings and indicates the number of issued and outstanding shares of Holdings, together with the par value.  All of Holdings’ outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.  Holdings is the sole member of Sub.  Except as set forth on Schedule 5.1, the membership interests of Sub held by Holdings, and as otherwise disclosed in the SEC Documents, there are no outstanding equity securities of Holdings or Sub, including (i) securities which are convertible into or exchangeable for any capital stock or other equity securities of Holdings or Sub, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of Holdings or Sub, including voting trusts or other agreements relating to the voting of any of Holdings’ or Sub’s outstanding shares or membership interests, as applicable, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by Holdings or Sub governing the issuance of shares of its capital stock or other equity securities.  Except as set forth in reasonable detail on Schedule 5.1, Holdings has not granted any Person any registration rights with respect to its capital stock or other equity securities.

5.2                                 Authorization.

(a)                                  The execution, delivery and performance by each of Holdings and Sub of this Agreement and the other agreements to be entered into by Holdings and Sub pursuant to this Agreement, and the consummation by Holdings and Sub of the transactions contemplated hereby and thereby are within Holdings’ and Sub’s corporate or limited liability powers, as applicable, are not in contravention of the terms of Holdings’ or Sub’s Constituent Documents, and have been duly authorized and approved by the board of directors of Holdings and by the board of managers and sole member of Sub.  Except as provided in the foregoing sentence, no other corporate proceedings on the part of Holdings or limited liability proceedings on the part of Sub are necessary to authorize Holdings’ or Sub’s execution, delivery and performance of this Agreement or the other agreements to be entered into by Holdings or Sub pursuant to this Agreement.

(b)                                 This Agreement has been duly and validly executed and delivered by Holdings and by Sub, and as of the Closing, the other agreements to be entered into by Holdings or by Sub pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Holdings and by Sub.  This Agreement constitutes, and upon their execution and delivery by Holdings and by Sub, such other agreements will constitute, the legal, valid and binding obligations of Holdings and Sub, enforceable against Holdings and Sub in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by the Shareholders, the Company and any other unaffiliated entity that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity.

5.3                                 No Conflicting Agreements; Consents.  Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Holdings or Sub pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

(a)                                  violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default (or trigger change of control provisions) under or entitle any party to terminate or accelerate (whether with notice or lapse of time or both as a result of events that occurred on or prior to Closing), (i) the Constituent Documents of Holdings or Sub, (ii) any material agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness or other Contract (whether written or oral) to which assets of Holdings or Sub are a party or by which Holdings or Sub is bound, (iii) any Court Order to which Holdings or Sub is a party or by which Holdings or Sub is bound, or (iv) any requirements of Law affecting Holdings or Sub, except where such violation, conflict, breach, termination or default (other than with respect to clause (i) above) would not result in a Holdings Material Adverse Effect; or

(b)                                 require Holdings or Sub to obtain any permit, approval, consent or authorization from, or the making by Holdings or by Sub of any declaration, filing or registration with, any Governmental Authority or other Person the failure to obtain or make would have a Holdings Material Adverse Effect, except (i) as provided on Schedule 5.3, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of California on the Closing Date, and (iii) the filing under the HSR Act.  Holdings and Sub shall use their best efforts to obtain all permits, approvals, consents, authorizations, filings and registrations set forth on Schedule 5.3  prior to the Closing Date.

5.4                                 Legal Proceedings, etc.  Other than as set forth in the SEC Documents, there are no Proceedings pending or, to the Knowledge of Holdings, threatened against Holdings or Sub, which, individually or in the aggregate, have had or would be reasonably likely to have a Holdings Material Adverse Effect..  Holdings and Sub are in compliance with all applicable Laws, policies, guidelines, licenses, certificates, judgments or decrees of all judicial or Governmental Authorities, except where the failure to be in such compliance did not or would not have a Holdings Material Adverse Effect.

5.5                                 Issuance of Securities.  The Holdings Stock being issued as part of the Merger Consideration is duly authorized and, upon issuance in accordance with the terms hereof, shall by duly issued, fully paid and non-assessable, and free from all Encumbrances except as provided in Section 3.5(b).  The certificates representing such Holdings Stock will be in due and proper form.

5.6                                 SEC Documents; Holdings Consolidated Financial Statements; No Undisclosed Liabilities.  Since May 27, 2004, Holdings has filed all reports, schedules, forms, statements, certifications and other documents required to be filed by it with the SEC (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”).  None of Holdings’ subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of the SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  Holdings has delivered to Shareholders or their representatives, or made available through the SEC’s website at http://www.sec.gov., true and complete copies of the SEC Documents.  As of their respective dates, the financial statements of Holdings disclosed in the SEC Documents (the “Holdings Consolidated Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such Holdings Consolidated Financial Statements are true, correct and complete in all material respects and have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except (i) as may be otherwise indicated in such Holdings Consolidated Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of Holdings as of the dates thereof and the results of its operations.  None of the SEC Documents contained, when filed, or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth on Schedule 5.6, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.  Except as set forth on Schedule 5.6, to the Knowledge of Holdings, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.  Except as set forth on Schedule 5.6, Holdings has no material liabilities of any nature except for liabilities reflected or reserved against in the Holdings Consolidated Financial Statements, liabilities incurred in the ordinary course of the Business since the filing of Holdings’ most recent quarterly report on Form 10-Q), and liabilities incurred in connection with the transactions contemplated by this Agreement.

5.7                                 Brokers.  Neither Holdings nor Sub has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.8                                 Solvency.  Assuming, for purposes of this Section 5.8 only, that the Historical Financial Statements fairly present in all material respects the financial position of the Acquired Entities as of the Effective Time, then Holdings and the Surviving Entity will be Solvent as of the Effective Time.  For purposes of this Section 5.8, the term “Solvent” means, as to the Surviving Entity, that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Entity and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Entity and its subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Entity will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Holdings following such date; and (c) the Surviving Entity will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this Section 5.8, the term “Solvent” means, as to Holdings, that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Holdings and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of Holdings and its subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Holdings and its subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Holdings will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) Holdings will be able to pay its liabilities, including contingent and other liabilities, as they mature.

5.9                                 No Omissions or Misstatements.  To the Knowledge of Holdings, this Agreement and the Schedules hereto delivered by Holdings and Sub do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement by Holdings or Sub not misleading.

5.10                           Sarbanes-Oxley.  Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Holdings has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the American Stock Exchange.  Holdings has designed disclosure controls and procedures to ensure that material information relating to Holdings, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Holdings by others within those entities.  Holdings has disclosed, based on its most recent evaluation prior to the date hereof, to Holdings’ auditors and the audit committee of Holdings’ Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Holdings’ ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Holdings’ internal controls over financial reporting.  Holdings has not received any complaints regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters, and Holdings has not identified any material weaknesses in the design or operation of internal controls over financial reporting.  To the Knowledge of Holdings, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.  There are not outstanding loans made by Holdings or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Holdings.

5.11                           No Integration.  Neither Holdings nor any subsidiary of Holdings or any other Person acting on Holdings’ behalf has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the issuance of the Holdings Stock being issued as part of the Merger Consideration in a manner that would require the registration of such Holdings Stock.

5.12                           Taxes.

(a)                                  Each of Holdings and its Affiliates has duly filed, or caused to be filed on its behalf, in a timely manner with the appropriate Governmental Authorities all Returns which were required to be filed by or on behalf of Holdings and each of its Affiliates.  All such Returns were correct and complete in all material respects.  All Taxes of Holdings and each of its Affiliates (whether or not shown on any Returns) due and owing prior to the date of this Agreement have been paid in full or otherwise have been (or will be) adequately reserved for in the Holdings Consolidated Financial Statements and/or any subsequent financial statements of Holdings for the periods relevant for such Tax period, and all Taxes of Holdings and its Affiliates (whether or not shown on any Returns) due and owing with respect to the period (or portion thereof) after the date of this Agreement and ending on or before the Closing Date will be incurred in the ordinary course of business and will be paid in full to the extent required to be paid prior to the Closing Date or otherwise adequately reserved for on the books and records of Holdings.  There are no Encumbrances on any of the assets of Holdings and its Affiliates with respect to Taxes, other than Permitted Encumbrances.

(b)                                 With respect to each of Holdings and its Affiliates, (i) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority for which Holdings or its Affiliates may have any liability, (ii) there are no pending, or, to Holdings’ Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes with any Governmental Authority, and (iii) there are no matters under discussion by any of Holdings or its Affiliates with any Governmental Authority with respect to Taxes that may result in an additional amount of Taxes for which Holdings or its Affiliates may have any liability.

(c)                                  Except as set forth in the SEC Documents, neither Holdings nor any of its Affiliates has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that (i) would be considered “excess parachute payments” under Code Section 280G (or any corresponding provision of state or local law), (ii) that will not be deductible under Code Section 280G (or any corresponding provision of state or local law), or (iii) that would not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state or local law).  Neither

Holdings nor any of its Affiliates is a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(d)                                 No statute of limitations in respect of Taxes has been waived and no extension of time with respect to a Tax assessment or deficiency has been agreed to by or on behalf of Holdings or its Affiliates.

5.13                           No Material Adverse Change.  Except as set forth in the SEC Documents or in Schedule 5.13, since the date of Holdings’ most recent audited Holdings Consolidated Financial Statements, neither Holdings nor Sub has suffered a material adverse effect, and Holdings does not have Knowledge of any fact or circumstance reasonably likely to cause a Holdings Material Adverse Effect.

5.14                           Financing.  Holdings has delivered to the Shareholders true and complete copies of (i) the commitment letter (as the same may be amended pursuant to section 7.9, the “Debt Financing Commitments”), dated as of May 23, 2007, between Holdings and Banc of America Securities, pursuant to which the financing parties thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).  The Debt Financing Commitments have not been amended or modified prior to the date of this Agreement, and the commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect.  The Debt Financing Commitments are in full force and effect.  There are no conditions precedent or other contingencies related to Debt Financing, other than as set forth in or contemplated by the Debt Financing Commitments.  The aggregate proceeds contemplated by the Debt Financing Commitments, together with available cash of Holdings, will be sufficient for Holdings to pay the cash portion of the Merger Consideration and any other repayment or refinancing of debt contemplated in this Agreement or the Debt Financing Commitments and to pay all related fees and expenses.  As of the date of this Agreement, Holdings does not, to its Knowledge, have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Holdings on the Closing Date.

5.15                           AMEX.  AMEX has telephonically advised Holdings that, other than as contemplated by Section 8.2 hereof, AMEX does not require that Holdings obtain the approval of the holders of its outstanding shares prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement including, without limitation, the consummation of the Merger or the delivery to the Shareholders of the Merger Consideration.

5.16                           Material Definitive Agreements.   Holdings has delivered to the Company a true and complete copy of any material definitive agreement not made in the ordinary course of its business, and all amendments of any such agreement that is material to Holdings, which has been entered into by Holdings subsequent to the filing with the SEC of its most recently quarterly report on Form 10-Q and which has not previously been filed by Holdings as an exhibit to an SEC Document.

5.17                           Board Approval.  The Board of Directors of Holdings has, by resolutions duly adopted at meeting duly called and held, unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL (“Section 203”)) set forth in Section 203, to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.  No other state takeover statute or similar statute or regulation or provision of the Constituent Documents of Holdings applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

5.18                           No Other Representations and Warranties .  Except for the representations and warranties contained in this Article V, Shareholders and Company acknowledge that neither Holdings nor any other Person on behalf of Holdings makes any express or implied representation or warranty with respect to Holdings or Sub or with respect to any other information provided to Shareholders or the Company in connection with the transactions contemplated hereby.

ARTICLE VI
COVENANTS OF THE COMPANY

6.1                                 Regulatory Approvals.  The Company will, and will cause the Acquired Entities to, cooperate with Holdings and Sub as requested in obtaining or making application for, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Holdings is required to obtain pursuant to this Agreement or which otherwise will be required for the operation of the Hospitals subsequent to the Closing.  Without limiting the foregoing, the Company will promptly (i) make a filing and assist Holdings in making its filing of a pre-merger notification report form pursuant to the HSR Act, and (ii) assist Holdings and Sub in filing any applications or amendments for the provider numbers described in Section 4.13 and all other Healthcare Approvals to the extent required under federal or California Law to consummate the transactions contemplated hereunder and to operate the Hospitals, as they are presently operated, after Closing, or that Holdings otherwise deems necessary or appropriate.  Holdings, on the one hand, and Company, on the other hand, shall each share equally the payment of all filing fees in connection with the HSR filing.  Holdings and Sub shall have the sole responsibility for paying all filing fees in connection with all Permits, any Healthcare Approvals and any other approvals, authorizations, clearances and filings which will be required for the operation of the Hospitals subsequent to the Closing, subject to the obligations of the Acquired Entities and/or the Company under Section 4.17(f) and the foregoing provisions of this Section 6.1.

6.2                                 Conduct Prior to the Closing.  On or after the date hereof and prior to the Closing, except (i) as set forth on the Company Disclosure Schedules, (ii) as otherwise consented to or approved in writing by an authorized officer of Holdings (not to be unreasonably withheld or delayed) or (iii) as contemplated by this Agreement:

(a)                                  The Company shall not act or omit to act, and shall cause the Acquired Subsidiaries not to act or omit to act, otherwise than in accordance with the following:

(i)                                     None of the Acquired Entities shall amend its respective Constituent Documents;

(ii)                                  No change shall be made in the number or amount of authorized or issued capital stock of any of the Acquired Entities; nor shall any other equity security of any kind be granted or issued by any of the Acquired Entities; nor shall the Company enter into or permit any of the Acquired Subsidiaries to enter into any other agreement with respect to any equity security of the Acquired Entities;

(iii)                               the Acquired Entities shall not declare or pay dividends or make any other distributions in respect of the Company Shares or Acquired Subsidiary Shares, except as may be necessary to effect the Tax Distribution Amount (as such term is defined in Section 8.8(a)) in respect of the Company Shares;

(iv)                              The Company will not make or enter into any commitment to make any capital expenditure at the Hospitals or otherwise on behalf of any Acquired Entity in an aggregate amount greater than $100,000 per month;

(v)                                 The Company will not change or permit any change to be made in any accounting policy, practice or method of the Acquired Entities except any such changes as are required to conform to modifications in generally accepted accounting principles;

(vi)                              The Acquired Entities will not (A) incur any indebtedness for borrowed money, other than intercompany indebtedness which will be paid in full and terminated at Closing in accordance with Section 6.7 hereof and Indebtedness that will be paid off by Holdings or Sub at Closing in accordance with the Debt Financing; (B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any Person other than another Acquired Entity, other than intercompany loans which will be forgiven at Closing in accordance with Section 6.7 hereof; or (D) make any commitments to do any of the foregoing;

(vii)                           The insurance maintained with respect to the Hospitals and the Business, or comparable insurance, shall be maintained in full force and effect until the Effective Time;

(viii)                        No Acquired Entity shall terminate or amend any material Contract, Lease or other agreement to which any Acquired Entity is a party, other than in the ordinary course of business;

(ix)                                No Acquired Entity shall agree, whether in writing or otherwise, to take any of the actions set forth above or described in Section 4.7(b) and not otherwise permitted by this Agreement; and

(x)                                   No Acquired Entity shall take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)                                 The Company shall use commercially reasonable efforts not to act or omit to act, and shall cause the Acquired Subsidiaries to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:

(i)                                     The operations, activities and practices of the Business shall be conducted consistent with the ordinary course of business and in conformity with past practice in all material respects;

(ii)                                  The respective business organizations of the Acquired Entities will be preserved intact, and the services of the present employees, agents and representatives of the Business will be kept available for Holdings (except with respect to those employees or relationships terminated for cause or other termination in the ordinary course of business) in all material respects; and

(iii)                               The relationships with, and the goodwill of, the customers of the Business and others having business relations with the Business will be preserved in all material respects.

(c)                                  The Acquired Entities shall not, directly or indirectly, take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article IX not being satisfied.

6.3                                 Employee Matters.  Pending the Closing, except as otherwise consented to or approved in writing by an authorized officer of Holdings, the Company shall not, and shall cause the Acquired Subsidiaries not to, (a) make any general increase in the rate of compensation payable to any employees of the Business, other than normal and customary increases consistent with past practice or increases that otherwise may be required by obligations pursuant to Contracts or applicable Law, or (b) increase severance or termination obligations to any employees of the Business (except increases that are the result of increases to an employee’s underlying compensation that are permitted under this Section 6.3).

6.4                                 Transfer of Assets.  From and after the date hereof and until the Closing, the Company shall cause the Acquired Entities not to sell or dispose of any material amount of their assets or properties without the prior written consent of Holdings, except for dispositions or sales of inventory or obsolete or immaterial property in the ordinary course of business.

6.5                                 Encumbrances.  From and after the date hereof and until the Closing, the Company shall not permit the Acquired Subsidiaries to enter into or assume any mortgage, pledge, conditional sale or other agreement affecting title to or a security interest in any of its assets or permit any Encumbrance to attach upon any of its assets, whether now owned or hereafter acquired, except for (i) Permitted Encumbrances, or (ii) Encumbrances incurred in the ordinary course of business and in conformity with past practice.

6.6                                 Condition of Assets.  From and after the date hereof and until the Closing, the Company shall use commercially reasonable efforts, and shall cause the Acquired Subsidiaries to use commercially reasonable efforts, to maintain, subject to ordinary wear and tear, all real property improvements, inventory, machinery, equipment and other tangible personal property owned or leased by the Acquired Entities or their Affiliates and used in connection with the operation of the Business.

6.7                                 Intercompany Accounts.  Except as otherwise provided in this Agreement, at or prior to the Effective Time, (a) all indebtedness and other amounts (i) owed by either Shareholder, or any of Shareholders’ Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to either Shareholder or any of Shareholders’ Affiliates (other than an Acquired Entity) shall be paid in full and terminated (whether or not then due), and (b) all Encumbrances relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record.

6.8                                 Investigation by Holdings.

(a)                                  During the Holdings Due Diligence Period (unless this Agreement has been terminated on such earlier date) and subject to Section 7.1, to the extent permitted by Law, the Company will provide Holdings and its counsel, accountants and other representatives (including, for purposes of this Section 6.8, any lender which is a party to the Debt Financing), with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and Books and Records of the Business and will furnish or make available to Holdings and such representatives during such period all such information and data (including, without limitation, copies of Material Contracts) concerning the Business in the possession or control of the Acquired Entities, the Shareholders or their Affiliates as they or their representatives reasonably may request.

(b)                                 Holdings’ inspection and examination rights under this Section 6.8 shall include a right to make a physical inspection (including environmental assessments, engineering studies and an appraisal) of the Real Property, to review the Leases and to examine all relevant books and records maintained by the Acquired Entities relating to the Real Property.  The Company agrees to provide to Holdings copies of the Leases and the Environmental Reports and copies of the Acquired Entities’ existing title policies, ad valorem tax information, boundary surveys, topographical and engineering studies, leases, easements, encumbrances and covenants, documentation relating to public infrastructure, services or utilities with regard to the Real Property that is in the possession or control of the Acquired Entities and any other information, documents and materials relating to the Real Property available to the Acquired Entities or in their possession that may be relevant to a reasonable decision of Holdings to participate in the transactions contemplated by this Agreement.

(c)                                  Holdings’ right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the Business or the Acquired Entities.

(d)                                 The Company’s obligations to provide information to Holdings under this Section 6.8 may be satisfied by providing Holdings and Holdings’ representatives with electronic access to the diligence materials.

(e)                                  The Holdings’ due diligence period under this Section 6.8 shall continue until thirty (30) days after Holdings has received all reasonably requested diligence materials from the Company (“Holdings Due Diligence Period”); provided, however, that if any lender which is a party to the Debt Financing requests a longer due diligence period as a condition to the consummation of the Debt Financing, then the Holdings Due Diligence Period shall be extended to such date as such lender may reasonably request.

(f)                                    Holdings shall notify Company no later than five (5) business days of the end of the Holdings Due Diligence Period if Holdings determines for any reason and in Holdings’ sole discretion that any component of the Business is not suitable for its purposes, or if there are specific concerns that Holdings desires that the Company address and remedy, if possible (“Holdings Diligence Objection Notice”).  If Holdings’ Diligence Objection Notice under this Section 6.8(f) includes specific concerns that Holdings desires the Company address (“Specific Objections”), the Company may elect to cure any such Specific Objections on or before Closing (“cure” means a solution to the Specific Objection that is acceptable to Holdings), or the Company may elect to not cure the Specific Objection and shall give written notice to Holdings within three (3) business days of its receipt of Holdings’ Diligence Objection Notice of its decision.  Within 10 days of Holdings’ receipt of notice from the Company of uncured Specific Objections, Holdings may waive such uncured Specific Objections and close, or may terminate this Agreement as if it were a termination pursuant to Section 12.1.  If the Company fails to timely give such notice, the Company shall be deemed to have elected not to cure the Specific Objection, whereupon Holdings may waive such Specific Objection and close, or may terminate this Agreement.   Nothing herein requires Holdings to provide any Specific Objections in its Holdings Diligence Objection Notice.  Holdings can choose to terminate this Agreement in its Holdings Diligence Objection Notice if it determines that the Business or any component thereof is not suitable for its purposes as a result of its diligence investigation, subject to its expense reimbursement obligation, if any, set forth in Section 12.3.

6.9                                 Reports and Pre-Closing Deliverables.

(a)                                  From and after the date hereof and prior to the Closing Date, the Company will deliver to Holdings true and complete copies of the Acquired Entities’ Financial Statements for each month then ended, as soon as practicable after such Statements have been prepared in the ordinary course of business.

(b)                                 As promptly as possible after the occurrence of any of the following, the Company shall give Holdings notice of (i) any material damage, destruction or loss with respect to the assets of any Hospital or (ii) a Business Material Adverse Effect.

(c)                                  The Company shall promptly notify Holdings in writing of any order, notice of violation or noncompliance with any applicable Environmental Laws, or order, threatened or pending action by any regulatory agency or other Governmental Authority, or any claims made by any third party, in each case, of which it is aware, relating to Hazardous Substances on, emanations on or from, releases on or from, or threats of releases on or from any of the Real Property which relate to the period prior to Closing; and shall promptly furnish Holdings with copies of any correspondence, notices, or legal pleadings in connection therewith.

6.10                           Exclusivity.  From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company agrees that neither it nor any Affiliate nor any of their respective officers, directors or representatives will (a) negotiate with any other Persons with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of any Acquired Entity would be combined with that of, or sold to, any acquirer or any other business or entity; (b) solicit or respond to any offers, bids, negotiations or inquiries with respect to the same; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of the Acquired Entities, or other similar matters, to any Persons whatsoever (other than as described in this Agreement) with respect to the foregoing; nor (d) proceed or continue with negotiations in respect of the foregoing which may be in progress as of the date of this Agreement.

6.11                           Resignations.  Subject to Sections 7.6 and 7.8, the Company shall obtain the written resignations of all directors and officers of the Acquired Entities as are requested by Holdings in advance of the Closing, such resignations to be effective as of the Effective Time.  To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the Person’s position as an officer or director and not to such Person’s employment.

6.12                           Closing Conditions.  The Company will use its commercially reasonable efforts to cause each of the conditions set forth in Article IX to be satisfied as soon as reasonably practicable, but in all events on or prior to the Closing Date.

6.13                           Notification.  From the date hereof until the Closing, the Acquired Entities may update the Schedules to this Agreement to promptly disclose matters which, if not disclosed, would cause a representation or warranty of the Acquired Entities contained in this Agreement to be untrue as of the Closing Date.  Any such update of the Schedules shall not constitute a failure of any condition precedent to Holdings’ obligation to consummate the transaction unless the matters disclosed pursuant to such update, or pursuant to the aggregated updates to the Schedules pursuant to this Section 6.13, has had or is reasonably likely to result in a Business Material Adverse Effect.

ARTICLE VII
COVENANTS OF HOLDINGS AND SUB

7.1                                 Confidentiality.  Holdings and the Company acknowledge and agree that the Confidentiality Agreement shall survive the execution and delivery of this Agreement by the parties hereto and that all information provided to each other or their representatives shall be considered subject to the Confidentiality Agreement to the extent applicable thereto.

7.2                                 Investigation by Shareholders.

(a)                                  During the Shareholder Due Diligence Period (unless this Agreement has been terminated on such earlier date) and subject to Section 7.1, to the extent permitted by Law, Holdings will provide the Company and the Shareholders and their counsel, accountants and other representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and books and records of Holdings’ business and will furnish or make available to the Company and the Shareholders and their representatives during such period all such information and data concerning Holdings in the possession of Holdings or its Affiliates Shareholders and their representatives reasonably may request.

(b)                                 The Company’s and Shareholders’ right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of Holdings.

(c)                                  Holdings’ obligations to provide information to the Company and Shareholder may be satisfied by providing the Company, the Shareholders and their representatives with electronic access to the diligence materials.

(d)                                 The Shareholders’ due diligence period under this Section 7.2 shall continue until thirty (30) days after the Shareholders have received all requested diligence materials from Holdings (“Shareholder Due Diligence Period”).

(e)                                  Shareholders shall notify Holdings no later than five (5) business days of the end of the Shareholder Due Diligence Period if Shareholders determine for any reason and in Shareholder’s sole discretion that its diligence investigation of Holdings for purposes of the Holdings Common Stock component of the Merger Consideration, is not suitable for its purposes, or if there are specific concerns that Holdings desires that Holdings address and remedy, if possible (“Shareholder Diligence Objection Notice”).  If Shareholders’ Diligence Objection Notice under this Section 7.2(e) includes specific concerns that Shareholders desire Holdings address (“Specific Objections”), Holdings may elect to cure any such Specific Objections on or before Closing (“cure” means a solution to the Specific Objection that is acceptable to Shareholders), or Holdings may elect to not cure the Specific Objection and shall give written notice to Shareholders within three (3) business days of its receipt of Shareholders’ Diligence Objection Notice of its decision.  Within 10 days of Shareholders’ receipt of notice from Holdings of uncured Specific Objections, Shareholders may waive such uncured Specific Objections and close, or may terminate this Agreement as if it were a termination pursuant to Section 12.1.  If Holdings fails to timely give such notice, Holdings shall be deemed to have elected not to cure the Specific Objection, whereupon Shareholders may waive such Specific Objection and close, or may terminate this Agreement.   Nothing herein requires Shareholders to provide any Specific Objections in its Shareholder Diligence Objection Notice.  Notwithstanding anything in this Agreement to the contrary, Shareholders may choose to terminate this Agreement in its Shareholder Diligence Objection Notice if it determines that Holdings and/or Holdings’ Common Stock is not suitable for Shareholders.

7.3                                 Regulatory Approvals.  Holdings and Sub will cooperate with the Company in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that the Company or the Shareholders are required to obtain or make pursuant to this Agreement, and otherwise comply with Section 6.1.  Without limiting the foregoing, Holdings and Sub will promptly (i) make a filing, and assist the Shareholders in making their filing, of a pre-merger notification report form pursuant to the HSR Act, and (ii) file all applications or amendments for the provider numbers described in Section 4.13 and all other Healthcare Approvals to the extent required under federal or California Law to consummate the transactions contemplated hereunder and to operate the Hospitals, as they are presently operated, after Closing, or that Holdings or Sub otherwise reasonably deems necessary or appropriate.  Holdings, on the one hand, and Company, on the other hand, shall each share equally the payment of all filing fees in connection with the HSR filing.

7.4                                 WARN Act.  Neither Holdings nor Sub will take any action that results in the imposition of liability on either the Company, the Shareholders or their respective Affiliates under the WARN Act due to a “plant closing” or “mass layoff” or otherwise under the provisions of the WARN Act, or any similar state or local laws relating to plant closings, with respect to the Acquired Entities.  All quoted terms used in this Section 7.4 and not defined herein shall have the meanings ascribed to such terms under the WARN Act.

7.5                                 Employee Matters.

(a)                                  As of the Effective Time, Holdings or Sub shall continue the employment of all of the then-current employees of the Acquired Entities on an “at-will” basis, excepting only (i) those employees on Schedule 7.5 whose employment will continue pursuant to the terms and conditions of their existing employment agreements, and (ii) Samuel S. Lee and David Topper who will have employment agreements with Holdings, or an Affiliate of Holdings, in accordance with the Shareholder Employment Agreements (which Shareholder Employment Agreements will supersede and restate their current employment agreements with the Acquired Entities.

(b)                                 Notwithstanding the covenant in Section 7.5(a) and excepting only contracts with those employees listed on Schedule 7.5 and the Shareholder Employment Agreements, no provision of this Agreement shall be deemed to create any contract with any employee, or to give any employee the right to be retained in the employment of Holdings, Sub, an Acquired Entity, or any related employer, or to interfere with Holdings’, Sub’s or an Acquired Entity’s right to terminate employment of any employee at any time.  Nothing in this Agreement shall diminish Holdings’ or Sub’s rights to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time.  The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and employees are not intended to be and shall not be construed as beneficiaries hereof.

(c)                                  The Company shall provide reasonable access and information to Holdings and Sub regarding the Company Plans that are sponsored and maintained by the Acquired Entities.  The Company will reasonably cooperate with Holdings and Sub in evaluating such Company Plans and assisting Holdings and Sub in determining the termination or continuation of all such Company Plans in connection with the transactions contemplated by this Agreement, prior to the Closing.   Notwithstanding the above, no provision of this Agreement shall require Holdings or Sub to assume any Company Plan or any portion thereof, or continue same after the Closing.

7.6                                 Employees.  The parties agree that Holdings or one of Holdings’ Affiliates will offer an employment contract to Samuel S. Lee and David Topper, commencing at the Effective Time pursuant to the terms and conditions of those agreements attached as Exhibit K (the “Lee Employment Agreement”) and Exhibit L (the “Topper Employment Agreement”).  The Lee Employment Agreement and Topper Employment Agreement are collectively, the “Shareholder Employment Agreements”.  The Shareholder Employment Agreements shall be for a term of 5 years.

7.7                                 Closing Conditions.  Holdings and Sub will use their commercially reasonable efforts to cause the conditions set forth in Article X hereof to be satisfied as soon as reasonably practicable, but in all circumstances prior to Closing Date.

7.8                                 Indemnification of Officers and Directors.  From and after the Effective Time, Holdings shall cause to be maintained for a period of six years after the Effective Time tail insurance policies for the Acquired Entities with respect to claims arising from facts or events that occurred on or before the Effective Time of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate than the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, unless otherwise consented to by the Shareholders.  In addition, following the Closing, Persons who are currently or were officers and directors of the Company shall be entitled to claim indemnification from Sub under the terms of indemnification agreements between any such Person and the Company as in effect on the date hereof for acts taken prior to Closing; provided, however, that no such indemnification claim may be made under any such agreement for the recovery of Holdings Indemnifiable Damages for which such Person (or an Affiliate of such Person) is liable under Article XI of this Agreement.  Neither Holdings nor Sub shall cause or permit the Surviving Entity to merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless the Surviving Entity ensures that the acquiring or surviving entity covenants to assume the obligations imposed by this Section 7.8.

7.9                                 Financing.  Holdings shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange financing on the terms and conditions described in the Debt Financing Commitments to fund the cash portion of the Merger Consideration.

7.10                           Conduct of Business of Holdings Prior to the Closing.    On or after the date hereof and prior to the Closing, except as set forth in Schedule 7.10, as otherwise consented to or approved in writing by an authorized officer of the Company (not to be unreasonably withheld or delayed) or as contemplated by this Agreement:

(a)                                  Holdings shall not act or omit to act, and shall cause Sub not to act or omit to act, otherwise than in accordance with the following:

(i)                                     Neither Holdings nor Sub shall amend its respective Constituent Documents;

(ii)                                  No change shall be made in the number or amount of authorized or issued capital stock of Holdings or Sub; nor shall any other equity security of any kind be granted or issued by Holdings or Sub; nor shall Holdings enter into or permit Sub to enter into any other agreement with respect to any equity security of Holdings or Sub;

(iii)                               Neither Holdings nor Sub shall declare or pay dividends or make any other distributions in respect of the equity securities of Holdings or Sub;

(iv)                              Neither Holdings nor Sub will make or enter into any commitment to make any capital expenditure in an aggregate amount greater than $25,000;

(v)                                 Holdings will not change or permit any change to be made in any accounting policy, practice or method of Holdings or Sub except any such changes as are required to conform to modifications in generally accepted accounting principles;

(vi)                              Neither Holdings nor Sub will (A) incur any indebtedness for borrowed money (other than in connection with the Debt Financing Commitment); (B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than Holdings, Sub or an Affiliate; (C) make any loans, advances or capital contributions to, or investments in, any Person other than Holdings, Sub or an Affiliate; or (D) make any commitments to do any of the foregoing;

(vii)                           Holdings and Sub shall maintain their current or comparable insurance in full force and effect;

(viii)                        Neither Holdings nor Sub shall terminate or amend any material Contract, Lease or other agreement to which Holdings or Sub is a party, other than in the ordinary course of business; and

(ix)                                Neither Holdings nor Sub shall agree, whether in writing or otherwise, to take any of the actions set forth above and not otherwise permitted by this Agreement; and

(x)                                   Neither Holdings nor Sub shall take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)                                 Holdings shall use commercially reasonable efforts not to act or omit to act, and shall cause each of its subsidiaries to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:

(i)                                     The operations, activities and practices of the business of Holdings and its subsidiaries shall be conducted consistent with the ordinary course of business and in conformity with past practice in all material respects;

(ii)                                  The respective business organizations of Holdings and its subsidiaries will be preserved intact (except with respect to those employees or relationships terminated for cause or other termination in the ordinary course of business) in all material respects; and

(iii)                               The relationships with, and the goodwill of, the customers of the business of Holdings and its subsidiaries and others having business relations with Holdings and its subsidiaries will be preserved in all material respects.

(c)                                  Holdings shall not, and shall cause each of its subsidiaries not to, directly or indirectly, take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article X not being satisfied.

(d)                                 Neither Holdings nor any of its subsidiaries shall (a) make any general increase in the rate of compensation payable to any employees, other than normal and customary increases consistent with past practice or increases that otherwise may be required by obligations pursuant to Contracts or applicable Law, or (b) increase severance or termination obligations to any employees (except increases that are the result of increases to an employee’s underlying compensation that are permitted under this Section 6.3).

(e)                                  Neither Holdings nor any of its subsidiaries shall sell or dispose of any material amount of their assets or properties, except for dispositions or sales of inventory or obsolete or immaterial property in the ordinary course of business

(f)                                    Neither Holdings nor any of its subsidiaries shall enter into or assume any mortgage, pledge, conditional sale or other agreement affecting title to or a security interest in any of its assets or permit any Encumbrance to attach upon any of its assets, whether now owned or hereafter acquired, except for (i) Permitted Encumbrances, or (ii) Encumbrances incurred in the ordinary course of business and in conformity with past practice.

(g)                                 Holding shall, and shall cause its subsidiaries to, use commercially reasonable efforts to maintain, subject to ordinary wear and tear, all real property improvements, inventory, machinery, equipment and other tangible personal property owned or leased by Holdings and its subsidiaries and used in connection with the operation of their respective businesses.

7.11                           Exclusivity.  From the date hereof until the earlier of the Closing or the termination of this Agreement, Holdings agrees that neither it nor any Affiliate nor any of their respective officers, directors or representatives will (a) negotiate with any other Persons with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of Holdings would be combined with that of, or sold to, any acquirer or any other business or entity, including any direct or indirect acquisition or purchase of 10% or more of any class of equity securities or voting power or 10% or more of the consolidated gross assets of Holdings (a “Holdings Acquisition Proposal”); (b) solicit or respond to any offers, bids, negotiations or inquiries with respect to a Holdings Acquisition Proposal; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of Holdings, or other similar matters, to any Persons whatsoever (other than as described in this Agreement) with respect to a Holdings Acquisition Proposal; or (d) proceed or continue with negotiations in respect of a Holdings Acquisition Proposal which may be in progress as of the date of this Agreement.  Notwithstanding the foregoing, Holdings shall be permitted to engage in any negotiations with, or furnish any information to, any Person from which it has received an unsolicited bona fide written Holdings Acquisition Proposal if its Board of Directors in good faith concludes (following receipt of a written opinion from its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.  “Superior Proposal” means a bona fide written Holdings Acquisition Proposal obtained not in breach of this Section 7.11 on terms that the Board of Directors of Holdings in good faith concludes (following receipt of the advice of its financial advisors and outside legal counsel) are more favorable from a financial point of view to the stockholders of Holdings then the Merger.

ARTICLE VIII
CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

8.1           Audit of Acquired Entities.  The cost of the Audit of the Year End Audited Financial Statements (the “Audit”) by the independent accounting firm of Moss Adams LLP (“Company Auditors”) shall be borne by the Company, except that Holdings shall pay any costs above ordinary audit costs that are incurred solely as a result of the consummation of the transactions contemplated by this Agreement, such as any additional fees required in order that the Audit meet the requirements of Regulation S-X, and any fees incurred as a result of any participation by the Company Auditors in Holdings’ filings of its SEC documents, including responding to any SEC comments to Holdings’ Proxy Statement described in Section 8.2.

8.2           Stockholder Meeting; Holdings Proxy Statement.  Shareholders acknowledge that they have been advised by Holdings that the rules of the American Stock Exchange provide that stockholder approval is required if Holdings issues common stock which exceeds twenty percent of Holdings’ common stock outstanding prior to the Effective Time.  The shares of Holdings Stock being issued to Shareholders as a portion of the Merger Consideration shall, in the event of the conversion of the Holdings Preferred Stock into Holdings Common Stock, exceed twenty percent of the issued and outstanding shares of the Holdings Common Stock outstanding prior to the Effective Time.  Accordingly, Holdings covenants and agrees that:

(a)           Holdings shall take all action in accordance with the United States federal securities laws, the Delaware General Corporation Law (the “DGCL”), Holdings’ Certificate of Incorporation and Holdings’ By-Laws necessary to duly call, give notice of, convene and hold a special meeting of the holders of Holdings Common Stock (“Holdings’ Stockholders Meeting”) to be held on the earliest practicable date determined in consultation with the Shareholders to submit for approval by the requisite vote of such holders, in accordance with the rules of the American Stock Exchange, a proposal to authorize (i) the convertibility of Holdings Preferred Stock into Holdings Common Stock as required, pursuant to the Certificate of Designation, as a condition to the convertibility of Holdings Preferred Stock and (ii) the change of control of Holdings and/or any other action required by the American Stock Exchange to be approved by the stockholders of Holdings in connection with this Agreement, the Merger or the transactions contemplated hereby, to the extent applicable (such proposal, the “Conversion Approval Proposal”).  Holdings shall take all lawful actions to solicit the approval of Conversion Approval Proposal, and the Board of Directors of Holdings shall recommend approval of the Conversion Approval Proposal.  Holdings shall ensure that the Holdings Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection therewith are solicited in compliance with all applicable Laws.

(b)           Without limiting the generality of the foregoing, Holdings shall, as soon as reasonable practicable, prepare the proxy statement to be filed with the SEC in connection with the Holdings Stockholders Meeting (the “Proxy Statement”) and shall file the preliminary Proxy Statement with the SEC as promptly as practical, but in no event later than twenty five (25) business days after the Closing Date.  Holdings shall use its best efforts to get clearance for the Proxy Statement by the SEC as soon as is practicable.  Consistent with the timing for the Holdings Stockholders Meeting, as determined in consultation with Shareholders, Holdings shall use its best efforts to mail at the earliest practicable date to the holders of Holdings Common

Stock the Proxy Statement, which Proxy Statement shall include all information required under applicable Laws to be furnished to the holders of Holdings Common Stock in connection with the Agreement and the transactions contemplated hereby and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Holdings (i) shall provide Shareholders reasonable opportunity to review and comment on such document or response and (ii) shall accept all reasonable comments proposed by Shareholders.  Holdings shall as soon as reasonably practicable (i) notify Shareholders of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Shareholders with copies of all correspondence between Holdings and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           Unless and until the Conversion Approval Proposal is approved and adopted by the requisite vote of the stockholders of Holdings, upon the prior written request of the Shareholders (and only upon such request), Holdings shall resubmit such proposal for stockholder approval and adoption at any future annual meetings of its stockholders, and at one additional special meeting of its stockholders per year convened at the request of any holder or holders of 15% of the outstanding Holdings Preferred Stock; it being agreed and understood by Holdings that, other than at the Holdings’ Stockholders Meeting, Holdings shall not seek stockholder approval of the Conversion Approval Proposal absent the written request of the Shareholders.  Without limiting the generality of the foregoing, within twenty (20) business days after a request for a special meeting of stockholders made in accordance with the foregoing, Holdings shall file with the SEC the preliminary Proxy Statement with respect to such special meeting and shall use its best efforts to cause such Proxy Statement to be cleared by the SEC and to hold such special meeting as promptly as practicable thereafter; and Holdings shall otherwise comply with all of the provisions of Section 8.2(b) with respect to the Proxy Statement.  In connection with each meeting of stockholders at which the Conversion Approval Proposal is submitted for a vote of the stockholders of Holdings, the Board of Directors of Holdings shall recommend to the stockholders that they vote in favor of such Conversion Approval Proposal, and Holdings shall use its best efforts to obtain the requisite stockholder approval necessary for the approval and adoption of the Conversion Approval Proposal.

(d)           From the Closing Date until such date, if ever, upon which Holdings issues the Conversion Stock, Holdings shall at all times maintain (and shall not issue shares of Holdings Common Stock if Holdings would not have) a reserve from its duly authorized shares of Holdings Common Stock for issuance pursuant to the Certificate of Designation in such amount equal to 130% of the number of shares of Holdings Common Stock issuable upon conversion of the outstanding shares of Holdings Preferred Stock.

8.3           Holdings AMEX Filing.  Shareholders acknowledge that they have been advised by Holdings that the rules of the American Stock Exchange require that Holdings file a listing application to provide for the Holdings Common Stock being issued to Shareholders as a part of the Merger Consideration.  Accordingly, Holdings shall promptly take all action in accordance with the rules of the American Stock Exchange (including Section 341 of the Amex Company

Guide) and applicable Law to cause all of the shares of Holdings Common Stock to be issued to Shareholders hereunder (as well as, following any approval of the Conversion Approval Proposal, the Conversion Stock) to be approved for listing on AMEX, upon official notice of issuance thereof.

8.4           Right to Designate Two Directors At Effective Time.  At the Effective Time, the Shareholders shall, as the holders of the Holdings Preferred Stock, collectively have the right to designate two directors to serve on Holdings’ Board of Directors until the next election of directors (subject to any restrictions under applicable law or the rules and requirements of any securities exchange upon which any of Holdings’ securities may be traded and subject to satisfactory completion of Holdings’ Directors & Officers Questionnaire).  One of the two designees must meet the requirements of “independent director” for all purposes under the rules and regulations of the American Stock Exchange and the SEC and obtain the approval of a majority of the remaining members of Holdings’ Board of Directors.  This director designation right is personal to the holders of the Holdings Preferred Stock and cannot be assigned or otherwise transferred.  Shareholders shall inform Holdings of their proposed designees at least 45 days prior to the Closing Date.  Upon receipt of the names of the proposed designees, Holdings shall promptly provide such designees a copy of Holdings’ Directors & Officers Questionnaire for completion.  Shareholders shall cause such proposed designees to complete and return the Directors & Officers Questionnaire to Holdings within 10 days of their receipt of such Questionnaire.  Holdings shall be entitled to conduct reasonable diligence of the proposed designees as necessary to assist in its evaluation of such designees and to determine compliance with the securities laws and the rules and regulation of the American Stock Exchange.  Shareholders and Holdings acknowledge and agree that Samuel S. Lee is the “non-independent” director designee of the Shareholders and shall, subject to the foregoing provisions of this Section 8.4, be appointed a director of Holdings as of the Effective Time.

8.5           [INTENTIONALLY OMITTED].

8.6           [INTENTIONALLY OMITTED].

8.7           Post-Closing Access.  Holdings and Shareholders acknowledge that, subsequent to the Closing, Holdings and Shareholders may each need access to information, documents or computer data in the control or possession of the other (or their respective Affiliates), and Shareholders may need access to the Hospitals or other assets of the Acquired Entities for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third party claims.  Holdings agrees that, at the sole cost and expense of the Shareholders, it will make available to Shareholders, their Affiliates and their respective representatives, agents and independent auditors such documents and information as may be in the possession of Holdings and its Affiliates relating to periods prior to the Effective Time and will permit Shareholders, their Affiliates and their respective representatives, agents and independent auditors, to make copies of such documents and information.  Each Shareholder agrees that, at the sole cost and expense of Holdings, such Shareholder will make available to Holdings, its Affiliates and their respective representatives, agents and independent auditors, such documents and information as may be in the possession of such Shareholder and its Affiliates relating to periods prior to the Effective Time and will permit Holdings, its Affiliates and their respective representatives, agents and independent auditors to make copies of such documents and information.

8.8           Tax Matters.

(a)           Income Tax Returns.  The Shareholders will be responsible for causing the preparation and filing of all income tax Returns of the Acquired Entities for any taxable period during which the Company qualified as a subchapter S corporation within the meaning of Section 1361 et seq. of the Code and any analogous state or local provision.  Prior to the Closing Date, the Shareholders shall provide to Holdings a statement (the “Estimated Dividend Statement”) which shall set forth the estimated amounts of the Company’s “items of income” and “nonseparately computed income” (as such terms are defined under Section 1366(a)(1) of the Code) attributable to the period from January 1, 2007 through the end of the Closing Date.  At or before the Closing Date, the Company shall distribute pro rata among the  outstanding shares of the Company an amount (the “Tax Distribution Amount”) equal to the excess, if any, of (i) 45 percent of the sum of the Company’s items of income and nonseparately computed income as shown on the Estimated Dividend Statement over (ii) the aggregate amount of any dividend distributions declared and paid to the Shareholders in 2007 (“2007 Distributions”).  Within 90 days after the Closing Date, Shareholders shall provide Holdings with a Pro Forma IRS Form 1120S (the “Final Pro Forma Return”), which shall set forth the amounts of the Company’s items of income and nonseparately computed income for the period from January 1, 2007 through the Closing Date.  Within 30 days of the receipt of the Final Pro Forma Return by Holdings, Holdings shall notify the Shareholders of any reasonable objections Holdings may have to the Final Pro Forma Return and Holdings and the Shareholders shall use their respective best efforts to consult and resolve in good faith any such objection.  If any such disagreement cannot be resolved, Holdings and the Shareholders will submit the dispute to the Selected Accounting Firm, whose decision shall be binding and conclusive on the parties.  Any expenses relating to the engagement of the Selected Accounting Firm shall be shared equally by Shareholders and Holdings.  If the sum of the amounts of items of income and nonseparately computed income shown on the Estimated Dividend Statement is less than the sum of such amounts shown on the Final Pro Forma Return (after taking into account any adjustments to the Final Pro Forma Return as agreed to by the parties), Holdings shall promptly pay to the Shareholders (allotted to such shareholders in accordance with their shareholdings in the Company as of the Closing Date) an amount (if positive) equal to (i) 45% of the sum of such amounts shown on the Final Pro Forma Return less (ii) the aggregate amount of the 2007 Distributions, if any, less (y) the Tax Distribution Amount, if any.  If the sum of the amounts of items of income and nonseparately computed income shown on the Final Pro Forma Return (after taking into account any adjustments to the Final Pro Forma Return as agreed to by the parties) is less than the sum of such amounts shown on the Estimated Dividend Statement, each Shareholder shall promptly pay to Holdings his allocable share of an amount equal to the lesser of (i) 45 percent of such excess or (ii) the amount of the Tax Distribution.

(b)           Assistance and Cooperation.  After the Closing Date, the Shareholders and Holdings will:

(i)            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Returns or other reports with respect to sales, transfer and similar Taxes;

(ii)           assist the other party in preparing any Return which such other party is responsible for preparing and filing in accordance with this Section 8.8 (including providing the other party with reasonable access to financial records for such purposes and the execution of any Returns or extensions thereto);

(iii)          cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of the Acquired Entities (including the execution of any powers of attorney to allow for the party responsible for defending the audit or dispute to represent the Acquired Entities); and

(iv)          make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Entities.

(c)           Preservation of Tax-Free Treatment of the Merger.  After the Closing Date, neither Shareholders nor Holdings or any of its Affiliates shall take any action, or fail to take any action, that may adversely affect the treatment of the Merger from qualifying as a reorganization under section 368(a)(1)(A) of the Code.  Holdings shall, and shall cause each of its Affiliates to, take the position for all purposes that the Merger qualifies as a reorganization under section 368(a)(1)(A) of the Code and shall use its best efforts to defend any challenges by a Governmental Authority to the qualification of the Merger as a reorganization under section 368(a)(1)(A) of the Code.  Notwithstanding the foregoing, neither Holdings nor any of its Affiliates guarantees or warrants the tax-free treatment of the Merger.

8.9           Non-Competition.

(a)           Except as permitted in Section 8.9(b) during the period commencing at the Effective Time and ending on the first to occur of (i) four (4) years from the Closing Date or (ii) three and one-half (3 1/2) years following the termination of such Shareholder’s employment with Holdings or any Affiliate of Holdings, each Shareholder agree that he, she or it shall not, directly or indirectly, (i) engage in the operation of any Competing Business located within the Territory, or (ii) acquire, lease, construct, develop or own any Competing Business located within the Territory, or (iii) be a director, officer, trustee, associate, consultant, principal, agent, contractor, employee, shareholder, partner, member or equity holder of, exercise management control over, or acquire or maintain an ownership interest in, any entity that is engaged in any Competing Business within the Territory (items (i) through (iii) collectively, “Restricted Activities”).

(b)           The Restricted Activities shall not prohibit either Shareholder from owning up to five percent (5%) of any class of securities of any publicly traded company, whether or not it is a Competing Business.

(c)           Each Shareholder recognizes that the covenants in this Section 8.9, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Company Shares by Holdings, and agrees that such limitations are reasonable with respect to its activities, business and public purpose.  Each Shareholder agrees and acknowledges that the violation of the covenants or agreements in this Section 8.9 would cause irreparable injury to Holdings and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Holdings shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond.  The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

(d)           It is the intention of each party hereto that the provisions of this Section 8.9 shall be enforced to the fullest extent permissible under the laws and the public policies of the state of California, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement.  Accordingly, if any term or provision of this Section 8.9 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

8.10         Title Report and Survey; Defects and Cure; Title Policy.

(a)           Title Report.  Within seven (7) days following the request of Holdings or Holdings’ lender, the Company shall cause to be furnished to Holdings and Holdings’ lender a preliminary title report (“Title Report”) for the Real Property together with legible copies of all exceptions to title referenced therein, issued by First American Title Insurance Company (the “Title Company”).

(b)           Survey.  The Company shall cooperate with Holdings and Holdings’ lender if Holdings’ lender, requests a survey of the Real Property, to enable Holdings or Holdings’ lender to obtain an ALTA title insurance policy insuring title, or the lender’s lien, respectively, on the Real Property.

(c)           Defects and Cure.  The Title Report and the survey are collectively referred to as “Title Evidence”.  Holdings shall notify the Company in writing within twenty (20) days after its receipt of the last of each component of the Title Evidence for each Hospital of any material liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence to which Holdings or Holdings’ lender objects, other than any Permitted Encumbrances (collectively, “Defects”).  The Company, at its sole cost and expense, shall cure any such Defects on or before Closing (“cure” shall include an endorsement to an owner’s or a leasehold policy of title insurance, as applicable, acceptable to Holdings, either eliminating the Defect, insuring over the Defect or insuring against the effect of the Defect or an agreement by Shareholders that is acceptable to Holdings and Holdings’ lender to indemnify Holdings and/or Holdings’ lender, as applicable, with respect to the Defect) or the Company may elect to not cure the objections and shall give written notice to Holdings and Holdings’ lender within thirty (30) days of its receipt of Holdings’ notice of Defects of its decision.  Within 30 days of Holdings’ receipt of notice from the Company of uncured Defects, Holdings may waive such uncured Defects and close or may terminate this Agreement as if it were a termination pursuant to Section 12.1.  If the Company fails to timely give such notice, the Company shall be deemed to have elected not to cure the Defects, whereupon Holdings may waive such Defects and close, or may terminate this Agreement.

(d)           At the Closing, the Company shall cooperate with Holdings in obtaining, to the extent Holdings requests, an ALTA Form Owner’s Title Policy or Leasehold Policy, as applicable, (the “Title Policy”) for any or all portions of the Real Property; provided, however, that if Holding’s lender requests a form of Title Policy different than the foregoing, then Holdings shall accept Title Policies in a form reasonably consistent with any policies issued for Holdings’ lender.  Subject to the foregoing, the Title Policies shall be issued as of the Closing Date in an amount equal to the portion of the Merger Consideration being allocated to such portion of the Real Property and shall insure to the applicable Acquired Entity good and marketable fee simple or leasehold title, as the case may be, to such Real Property, subject only to the (i) Permitted Encumbrances and (ii) taxes for the current and subsequent years “not yet due and payable.” The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage” and shall contain such endorsements as Holdings shall reasonably require in connection with its review of the Title Report and the Surveys.  The Company shall execute such certificates and affidavits as may be reasonably necessary in connection with the issuance of the Title Policies as described in this Section 8.10(d).  The Company shall pay all premiums, costs and expenses of that portion of the Title Policies equal to the cost of a CLTA Owner’s Policy, with Holdings paying any costs exceeding such to acquire an ALTA Owner’s Title Policy or any policy for Holdings’ lender.

(e)           The Company will cooperate with Holdings and Holdings’ lender should a request be made for estoppel certificates or subordination for some or all of the Leases.

8.11         Rule 16b-3.  Prior to the Effective Time, Holdings and the Company shall take all such action as may be required to cause any acquisitions of shares of Holdings Common Stock and Holdings Preferred Stock resulting from the transactions contemplated by this Agreement (including upon conversion of the Holdings Preferred Stock), or dispositions of Holdings Preferred Stock to Holdings, by the Shareholders to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.   Such action shall be consistent with all current applicable interpretation and guidance of the SEC, including the No-Action letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

8.12         SEC and AMEX Compliance.  Holdings shall comply in all material respects with all applicable federal and state securities Laws and the applicable rules and regulations of AMEX (or any other applicable trading market) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including its issuance of the Holdings Stock.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF HOLDINGS AND SUB

Except as may be waived in writing by Holdings, the obligations of Holdings and Sub to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

9.1           Representations and Warranties.  All representations and warranties contained in Article III and Article IV of the Company and Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case as of such date), unless the failure of any such representation and warranty to be so true and correct has not had or is not reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect.

9.2           Compliance with Agreement.  On and as of the Closing Date, the Company and Shareholders shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by them on or before the Closing Date.

9.3           Closing Certificates.  Shareholders and the Company shall have delivered to Holdings a certificate, dated as of the Closing Date and signed by Shareholders, and the President or CEO of the Company on behalf of the Company, certifying the fulfillment of the conditions specified in Sections 9.1 and 9.2.

9.4           Secretary’s Certificates.  At the Closing, Holdings shall have received copies of resolutions of the board of directors of the Company and the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements that the Company is required to execute and deliver pursuant to the terms of this Agreement, certified as of the Closing Date by a Secretary or an Assistant Secretary of the Company.

9.5           Articles of Incorporation of Acquired Entities.  At the Closing, the Company shall have delivered to Holdings, a copy of the Articles of Incorporation of each Acquired Entity, with all amendments thereto certified as of a date within twenty days prior to the Closing Date by the Secretary of State of California.

9.6           Opinion of Counsel.  At the Closing, Holdings shall have received the opinion, dated the Closing Date, of Strategic Law Partners, LLP, counsel for the Company and Shareholders, in a form substantially acceptable to the parties.  Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.  Such opinion shall provide that it may be relied upon by any lender which is a party to the Debt Financing as well as the Administrative Agent for the Debt Financing, and their respective successors and assigns.

9.7           Consents, Authorizations, etc.  Holdings shall have obtained documentation or other evidence reasonably satisfactory to Holdings that:

(a)           All Permits, approvals, consents, authorizations and filings listed on Schedule 4.4  and Schedule 5.3 have been obtained or made unless the failure to obtain or make any such Permit, approval, consent, authorization or filing is not reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect;

(b)           All of the shares of Holdings Common Stock to be issued to Shareholders hereunder shall have been approved for listing on AMEX, upon official notice of issuance thereof; and

(c)           All waiting periods under the HSR Act and any similar state Law shall have expired or been terminated.

9.8           Compliance with Law.  Holdings shall have confirmed that the Acquired Entities are in compliance in all material respects with all applicable governmental rules and regulations including, without limitation, those relating to healthcare, subject to such exceptions as would not, individually or in the aggregate, result in a Business Material Adverse Effect.

9.9           No Action or Proceeding.  On the Closing Date, (a) no Law, valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be in effect, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority, including AMEX, shall be pending or threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, and/or which action, suit, investigation or proceeding, in the reasonable opinion of Holdings, may result in a decision, ruling or finding that has or would reasonably be expected to have a Business Material Adverse Effect, or a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Shareholders or the Company to perform their obligations under this Agreement.

9.10         Good Standing Certificates.  At the Closing, the Company shall have delivered to Holdings good standing certificates issued with respect to each of the Acquired Entities issued by the Secretary of State of California and the California Franchise Tax Board.  Each such good standing certificate shall be dated as of a date that is not more than 20 days prior to the Closing Date.

9.11         Books.  The Company shall have delivered to Holdings the original corporate minute books of each Acquired Entity including true and complete copies of the Constituent Documents of each Acquired Entity and other records included in the Business.

9.12         Resignations.  The Company will deliver to Holdings the original resignations set forth in Section 6.11 above.

9.13         [INTENTIONALLY OMITTED].  .

9.14         Employment Agreements.  Holdings and Shareholders shall have entered into the Shareholder Employment Agreements.

9.15         Holdings Due Diligence.  Holdings shall have satisfactorily (in the sole discretion of Holdings) completed its due diligence investigation pursuant to Section 6.8 of the Acquired Entities.

9.16         Title Policies.  Any Title Policies requested by Holdings or Holdings’ lender in accordance with Section 8.10 shall be issued at the Closing.

9.17         Merger Consideration Certificate.  Shareholders and the Company shall, not later than three (3) business days prior to the Closing Date, have delivered to Holdings the Merger Consideration Certificate.

9.18         No Material Adverse Effect.  There shall have been no Business Material Adverse Effect subsequent to the Interim Balance Sheet Date, and no events or facts which could reasonably be expected to result in a Business Material Adverse Effect shall have occurred or arisen.

9.19         Current Assets of Acquired Entities at the Closing.  The current assets of the Acquired Entities shall be equal to or greater than the current liabilities of the Acquired Entities both as of December 31, 2006 (as determined from the 2006 Year End Audited Financial Statements) and as of the Effective Time, each as certified by the Chief Financial Officer and by the Shareholders of the Company.

9.20         Holdings Financing.  Holdings shall have received the aggregate proceeds contemplated by the Debt Financing Commitments.

9.21         Certificate of Merger.  The Company shall have executed the Certificate of Merger.

9.22         No Dissenting Shareholders.  Holdings shall have confirmed that none of the Shareholders shall have dissenters’ rights under the California Code.

9.23         Waiver of Conditions.  Holdings may waive any conditions in writing of this Article IX to the extent permitted by applicable law.

ARTICLE X
CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS AND COMPANY

Except as may be waived in writing by Shareholders, the obligations of Shareholders and the Company to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

10.1         Representations and Warranties.  All representations and warranties of Holdings and Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case as of such date), unless the failure of any such representation and warranty to be so true and correct has not had or is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Holdings.

10.2         Compliance with Agreement.  On and as of the Closing Date, Holdings and Sub shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by them on or before the Closing Date

10.3         Closing Certificates.  Holdings shall have delivered to Shareholders a certificate, dated as of the Closing Date and signed on behalf of Holdings by the President or Chief Executive Officer thereof, certifying the fulfillment of the conditions specified in Sections 10.1 and 10.1.

10.4         Secretary’s Certificate.  At the Closing, Shareholders shall have received copies of (i) the resolutions of the board of directors of Holdings and of Sub and evidence of the approval of Sub’s sole member authorizing the execution, delivery and performance of this Agreement and the other agreements that Holdings and Sub are required to execute and deliver pursuant to the terms of this Agreement; and (ii) the resolutions of the board of directors of Holdings evidencing compliance with Section 8.11, certified as true and complete (and still in effect) by the Secretary of Holdings.

10.5         Opinions of Counsel.  At the Closing, Shareholders shall have received the opinion, dated the Closing Date, of Theodora, Oringher, Miller & Richman P C, counsel for Holdings, in a form substantially acceptable to the parties.  Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.   In addition, on or before the Closing, the Company and Shareholders shall have received, at the Company’s expense, the opinion, dated on or near the Closing Date, of Duane Morris LLP, in form and substance substantially acceptable to the Company and Shareholders (which shall be based on such written representations from Holdings, the Company and others as such counsel may request), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the Holdings Preferred Stock received by the Shareholders pursuant to the Merger should not be treated as a “nonqualified preferred stock” within the meaning of Sections 351(g)(2) and 354(a)(2)(C)(i) of the Code.  Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion and Holdings and the Company shall provide counsel with such written representations as counsel may reasonably request.

10.6         Consents, Authorizations, etc.  Shareholders shall have obtained documentation or other evidence reasonably satisfactory to Shareholders that:

(a)           All Permits, approvals, consents, authorizations and filings listed on Schedule 4.4 and Schedule 5.3 have been obtained;

(b)           all waiting periods under the HSR Act and any similar state Law shall have expired or been terminated; and

(c)           all of the shares of Holdings Common Stock to be issued to Shareholders hereunder shall have been approved for listing on AMEX, upon official notice of issuance thereof.

10.7         Compliance with Law.  The Company shall have confirmed that Holdings and Sub are in compliance in all material respects with all applicable governmental rules and regulations including, without limitation, those relating to healthcare, subject to such exceptions as would not, individually or in the aggregate, result in a Holdings Material Adverse Effect.

10.8         No Action or Proceeding.  On the Closing Date, (a) no Law, valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be in effect, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority, including AMEX, shall be pending or threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, and/or which action, suit, investigation or proceeding, in the reasonable opinion of Shareholders, may result in a decision, ruling or finding that has or would reasonably be expected to have a Holdings Material Adverse Effect, or a material adverse effect on the validity or enforceability of this Agreement or on the ability of Holdings or Sub to perform their obligations under this Agreement.

10.9         Good Standing Certificates.  At the Closing, Holdings shall have delivered to Shareholders a good standing certificate issued with respect to Holdings and with respect to Sub by the Secretary of State of the State of Delaware.  Such good standing certificates shall be dated as of a date that is not more than 20 days prior to the Closing Date.

10.10       Shareholder Tax Treatment.  At or before the Closing, the Shareholders shall have received an opinion of a nationally recognized appraisal firm, in a form substantially acceptable to the Shareholders, that the value of the Holdings Preferred Stock and Holdings Common Stock to be issued to the Shareholders pursuant to the Merger will constitute at least 40 percent of the aggregate total value of the Merger Consideration as measured on the Closing Date.

10.11       Holdings Common Stock Measurement Price and Closing Price.  At the Closing, the average of the last reported sale price of Holdings Common Stock on the American Stock Exchange for the ten (10) trading days immediately preceding the Closing Date shall be not less than $4.00 per share.

10.12       Registration Rights Agreement.  Holdings and Shareholders shall have entered into the Registration Rights Agreement.

10.13       Employment Agreements.  Holdings and Shareholders shall have entered into the Shareholder Employment Agreements and the Indemnity Agreements annexed thereto.

10.14       Shareholder Due Diligence.  Each Shareholder shall have satisfactorily (in the sole discretion of such Shareholder) completed its due diligence investigation of Holdings pursuant to Section 7.2.  Each Shareholder shall have received or been provided electronic access to all reasonable data and information of Holdings as requested by such Shareholder in the course of the Shareholder Due Diligence Period.

10.15       Holdings Financing.  Holdings shall have received the aggregate proceeds contemplated by the Debt Financing Commitments and shall have repaid all of the Indebtedness.

10.16       Certificate of Merger.  Sub shall have executed the Certificate of Merger.

10.17       No Material Adverse Effect.  From the date of this Agreement through the Closing Date, Holdings shall not have suffered a material adverse effect, and no events or facts which would reasonably be expected to have a material adverse effect on Holdings shall have occurred or arisen.

10.18       Certificate of Designation.  The Certificate of Designation shall have been duly filed with the Secretary of State of Delaware and shall have become effective and shall be in full force and effect.

10.19       Voting Agreements.  The holders of not less than 2,500,000 of the outstanding shares of Holdings common stock shall have executed a voting agreement in substantially the form attached hereto as either Exhibit M-1 (in the case of shareholders who are not also officers or directors of Holdings) or Exhibit M-2 (in the case of shareholders who are also officers or directors of Holdings).

10.20       Power of Attorney.  The Acquired Subsidiaries shall have executed and delivered Limited Powers of Attorney for use of DEA Registration Numbers and DEA Order Forms in substantially the forms attached hereto as Exhibit N-1 (in the case of Norwalk Community Hospital), Exhibit N-2 (in the case of Los Angeles Community Hospital), Exhibit N-3 (in the case of Van Nuys Community Hospital), and Exhibit N-4 (in the case of Hollywood Community Hospital).

10.21       Waiver of Conditions.  Shareholders may waive any conditions in writing of this Article X to the extent permitted by applicable law.

ARTICLE XI
INDEMNIFICATION

11.1         Indemnification Period.  Except as otherwise provided herein, the “Indemnification Period” shall be that period of time commencing on the Closing Date and continuing until January 5, 2009.

11.2         Indemnification of Holdings, Sub, the Surviving Entity and the Acquired Entities.  The Shareholders shall indemnify, defend and hold harmless Holdings, Sub, the Surviving Entity and the Acquired Entities and their directors, officers, employees, agents and affiliates (each, a “Holdings Indemnitee”), on a pro-rata basis, from and against any and all damage, loss, liability and expense, net of any realizable Tax benefits (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant, and (D) all amounts not covered by insurance incurred or suffered by Holdings, Sub, the Surviving Entity or any of the Acquired Entities) arising out of (i) any inaccuracy or breach of the representations, warranties, covenants or agreements of the Acquired Entities or either Shareholder set forth in this Agreement; and/or (ii) any failure by any of the Acquired Entities or either Shareholder to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by either the Acquired Entities or the Shareholders as set forth in this Agreement (collectively, the “Holdings Indemnifiable Damages”).  Notwithstanding the foregoing and except as otherwise specifically provided in this Article XI, the Shareholders shall not be obligated to indemnify any Holdings Indemnitee for any Holdings Indemnifiable Damages prior to the Holdings Indemnitees, in the aggregate, satisfying a cumulative total deductible of Eight Hundred Thousand Dollars ($800,000) (“Indemnification Threshold”) after which the Shareholders shall be obligated to indemnify, defend and hold harmless the Holdings Indemnitees for all Holdings Indemnificable Damages above and beyond such amount subject to (x) with respect to claims asserted on or before January 2, 2008, a maximum aggregate liability amount of Ten percent (10%) of the Merger Consideration and (y) with respect to claims asserted after January 2, 2008, a maximum aggregate liability amount of Five percent (5%) of the Merger Consideration (the “Indemnification Cap”).  No Holdings Indemnitee may obtain indemnification for any Holdings Indemnifiable Damages to which this Section 11.2 relates unless such Holdings Indemnitee has made a claim for indemnification within the Indemnification Period defined in Section 11.1, except as otherwise provided in Section 11.4. The Shareholders may satisfy their indemnification obligation to the Holdings Indemnitees by payment of Holdings Indemnifiable Damages half in cash and half by returning Holdings Common Stock and/or Holdings Preferred Stock for cancellation, except that, prior to the approval by the stockholders of Holdings of the Conversion Approval Proposal, the Shareholders may satisfy their indemnification obligation to the Holdings Indemnitees by payment of Holdings Indemnifiable Damages by returning Holdings Preferred Stock for cancellation.  With respect to any Holdings Common Stock returned for cancellation hereunder, such Common Stock shall be assigned a value equivalent to the value used to calculate the number of shares of Holdings Common Stock issued as part of the Merger Consideration under Section 2.3.  With respect to any Holdings Preferred Stock returned for cancellation hereunder, such Holdings Preferred Stock shall be assigned a value equivalent to the face amount thereof, together with any dividends which may have accrued and not been paid thereon.

11.3         Indemnification of the Shareholders.  Holdings, Sub and the Acquired Entities jointly and severally, agree to hold harmless, defend and indemnify each Shareholder (each, a “Shareholder Indemnitee”) from and against any and all damage, loss, liability and expense, net of any realizable Tax benefit (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant, and (D) all amounts not covered by insurance incurred or suffered by any the Shareholders) arising out of (i) any inaccuracy or breach of the representations, warranties, covenants or agreements of Holdings or Sub set forth in this Agreement or (ii) any failure by Holdings or Sub to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by Holdings or Sub as set forth in this Agreement (collectively, the “Shareholder Indemnifiable Damages”).  Notwithstanding the foregoing, neither Holdings, Sub nor any of the Acquired Entities shall be obligated to indemnify any Shareholder Indemnitee for Shareholder Indemnifiable Damages (x) prior to the Shareholders, in the aggregate, satisfying the Indemnification Threshold or (y) in an amount that exceeds in the aggregate the Indemnification Cap; provided, however, that neither the Indemnification Threshold nor the Indemnification Cap shall apply to any Shareholder Indemnifiable Damages resulting from or attributable to any breach of the covenants made by Holdings and its Affiliates under Section 8.8(c) of this Agreement, if such breach arises as a result of the intentional misconduct or gross negligence of Holdings and/or its Affiliates.  No Shareholder Indemnitee may obtain indemnification for any Shareholder Indemnifiable Damages to which this Section 10.3 relates unless such Shareholder Indemnitee makes a claim for indemnification within the Indemnification Period defined in Section 11.1.

11.4         Exclusion of Holdings Indemnifiable Damages from Indemnification Period, Indemnification Threshold and Indemnification Cap.  Notwithstanding anything in this Agreement to the contrary,

(a)           neither the Indemnification Threshold nor the Indemnification Cap shall apply to limit Holdings Indemnifiable Damages with respect to claims of any Holdings Indemnitee (i) arising out of or related to any inaccuracy or breach of the representations, and warranties set forth in this Agreement under Sections 3.1, 4.1(b), 4.1(c), 4.1(d), 4.2(c), 4.2(d) and 4.2(e), (collectively, “Title Claims”) or (ii) based upon any fraudulent misrepresentation by the Shareholders of any representations and warranties in this Agreement (collectively, “Fraud Claims”) or (iii) arising out of the indemnification obligations of Shareholders set forth in subparagraph (c) of this Section 11.4, subject to the limitations set forth therein (“Special Litigation Claims”); provided however, that in no event shall the aggregate amount of Holdings Indemnifiable Damages hereunder exceed the Merger Consideration:

(b)           Each Shareholder shall remain liable and obligated under this Article XI to indemnify any and all Holdings Indemnitees:

(i)            for claims arising out of or related to any inaccuracy or breach of the representations and warranties, set forth in this Agreement under Sections 4.13 and 4.17 (collectively, “Licensure Claims”) for a period of three (3) years from the Closing Date; provided, however, that, with respect to any Licensure Claim asserted following the expiration of the Indemnification Period, the phrase “to the Knowledge of Company” shall be deemed to be inserted prior to each of the representations and warranties in Sections 4.13 and 4.17 (for example, the first sentence of Section 4.17(a) would read in its entirety: “To the Knowledge of Company, the Acquired Entities possess all Material Permits required or necessary to operate the Business and all such Permits are valid, and in good standing.”); and

(ii)           for Title Claims, Fraud Claims, Special Litigation Claims and for claims arising out of or related to any inaccuracy or breach of the representations, and warranties, covenants or agreements set forth in this Agreement under Sections 4.14 and 8.8, until the expiration of the applicable statute of limitations, or if there is no applicable statute of limitations, then such claims shall have no expiration date.

(c)           Each Shareholder shall remain liable and obligated under this Article XI to indemnify any and all Holdings Indemnitees, on a pro-rata basis, with respect to the litigation case described as lawsuit #3 on Schedule 4.19 of the Company Disclosure Schedules (the “Special Litigation”) for any Litigation Payments (as hereinafter defined), subject to the following:

(i)            Upon any Court Order and/or settlement in the Special Litigation, which Court Order and/or settlement requires payments to be made by the Shareholders (or an Affiliate of a Shareholder) and/or a Holdings Indemnitee (whether in the form of cash or otherwise) (the “Litigation Payments”), the Litigation Payments (in whatever form required, whether cash or otherwise) shall be made solely by the Shareholders, who shall make such Litigation Payments on behalf of the Holdings Indemnitees to the extent that the Holdings Indemnitees are otherwise responsible therefor under the terms of the applicable Court Order and/or settlement.

(ii)           Concurrently with or promptly following the delivery of any Litigation Payments by the Shareholders pursuant to subparagraph (i) of this Section 11.4(c), Holdings shall reimburse the paying Shareholders for any such Litigation Payments on a pro-rata basis in an aggregate amount not to exceed a maximum of $1,500,000 via wire transfer of immediately available funds to an account (or accounts) designated by the Shareholders (the “Holdings Reimbursement”).

(iii)          In the event of any payment, contribution or reimbursement from any insurance company with respect to any Litigation Payments (collectively, “Insurance Recoveries”), Holdings and Sub shall promptly cause the Insurance Recoveries to be paid to the Shareholders up to the aggregate amount of any Litigation Payments made by the Shareholders less the amount of the Holdings Reimbursement, and any excess amount thereof shall be distributed to Holdings; it being understood by the parties that, to the extent Insurance Recoveries are available under any insurance policy with respect to any Litigation Payments, Holdings and Sub shall undertake a good faith effort to make a claim under such insurance policy and use its reasonable best efforts to pursue such claim, subject to Section 11.4(c)(v).

(iv)          In the event that the Shareholders make any Litigation Payments for which they are not reimbursed either by Holdings pursuant to subsection (ii) of this Section 11.4(c) or by the Insurance Recoveries pursuant to subsection (iii) of this Section 11.4(c) (collectively, “Gap Payments”), then the following provisions shall apply:

(1)           Holdings and Sub shall promptly cause any Extraordinary Collections (as defined below) to be distributed to the Shareholders in an amount not to exceed the aggregate amount of the Gap Payments.

(2)           Any Extraordinary Collections in excess of the aggregate amount of the Gap Payments shall be retained by the Acquired Entities.

(3)           The Holdings Indemnitees shall have no obligation whatsoever to reimburse the Shareholders for Gap Payments other than from Extraordinary Collections.

(4)           For purposes of this Agreement, the term “Extraordinary Collections” shall mean the aggregate amount of net proceeds received by any of the Acquired Entities (or Holdings or any of its Affiliates) after the Closing Date, relating to the reimbursement projects currently being performed by Blumberg Ribner, Inc., relating to years 1992 through 2005 (as listed on Exhibit O hereto), pursuant to the Agreements for Reimbursement Consulting Services, dated February 8, 2007 and June 1, 2007 between Blumberg Ribner, Inc. and Alta Hollywood Hospitals, inc. and Alta Los Angeles Hospitals, Inc.

(v)           For purposes of defending the Special Litigation Claims pursuant to Section 11.6 of this Agreement, the Shareholders shall be deemed to be the Indemnitor and the Holdings Indemnitees shall be deemed to be the Indemnitee; provided, however, that solely for purposes of the payment of any litigation costs relative to the Special Litigation and/or Insurance Recoveries, the Surviving Entity shall be deemed to be the Indemnitor and the responsible party.

(vi)          It is the intent of the parties that the rights of the Holdings Indemnitees to recover Holdings Indemnifiable Damages from the Shareholders and/or their Affiliates with respect to the Special Litigation shall be expressly subject to the provisions of this Section 11.4.  Accordingly, in no event shall the Shareholders be obligated to indemnify any Holdings Indemnitees for any damage, loss, liability or expense relating to or arising out of any inaccuracy or breach of any of the representations and warranties of the Shareholders or the Acquired Entities set forth in this Agreement insofar as any such inaccuracy or breach arises as a result of the Special Litigation.

11.5         Claims Timely Raised But Not Resolved.  Any claim timely made within the Indemnification Period, or such longer periods applicable under Section 11.4, but are still pending or unresolved at the end of the Indemnification Period, or such longer period under Section 11.4, will continue to be covered by this Article XI until the claim has been resolved and any amounts payable under this Article XI are finally determined and paid.

11.6         Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice (a “Notice”) to the party from whom indemnification is sought (the “Indemnitor”) of any event that could give rise to an indemnification claim under this Agreement, including the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by any Governmental Authority with respect to Taxes (a “Claim”).  No such Notice of a Claim shall satisfy the requirements of this Section 11.6 unless it describes in reasonable detail and in good faith the facts and circumstances of the Claim, to the extent known by Indemnitee, and Indemnitee provides copies of any notice or other document received in respect of any Claim.  The Indemnitee shall have twenty (20) calendar days from the receipt of the Notice to decide whether to defend such Claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of provisional relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) control the defense of such Claim, using counsel selected by the insurance company insuring against any such Claim and undertaking to defend such Claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of any Claims.

In the event the Indemnitee has a claim or claims against any third party arising out of or connected with an indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor, and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

11.7         Exclusive Remedy.  From and after the Closing Date, the rights and remedies of the parties under this Article XI shall be the sole and exclusive rights and remedies of the parties with respect to any matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement, other than as a result of Fraud Claims.  EACH PARTY HEREBY WAIVES, RELEASES AND DISCHARGES FOR ITSELF AND ON BEHALF OF AS, APPLICABLE, ALL INDEMNITEES, ALL RIGHTS TO ALL PUNITIVE, SPECIAL, EXEMPLARY, CONSEQUENTIAL, DIRECT OR INDIRECT OR OTHER DAMAGES, HOWEVER CHARACTERIZED, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH UNDER THIS ARTICLE XI.

11.8         Adjustments to Merger Consideration.  Any payments made pursuant to this Article XI shall be consistently treated as adjustments to Merger Consideration for all Tax purposes by the parties.

ARTICLE XII
TERMINATION

12.1         Termination Events.  This Agreement may be terminated at any time prior to Closing upon prior written notice by the party electing to terminate this Agreement to the other party:

(a)           by mutual agreement of Shareholders and Holdings (expressed in writing);

(b)           by either Shareholders or Holdings if any permanent injunction, Court Order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable.

(c)           by either Shareholders or Holdings if the Closing shall not have occurred by the sixtieth (60th) day following the date of this Agreement (the “Optional Termination Date”); provided, however, that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have caused, or resulted in, the failure of the Closing to occur on or before the Optional Termination Date.

(d)           by Shareholders upon a breach in any material respect of any covenant or agreement on the part of the Holdings set forth in this Agreement, or if any representation or warranty of the Holdings shall have been breached or shall have become untrue, in any such case that the conditions set forth in Sections 10.1 and 10.2 would be incapable of being satisfied by the Optional Termination Date (or any later termination date as may have been determined by mutual agreement of the parties).

(e)           by Holdings upon a breach in any material respect of any covenant or agreement on the part of any Shareholders set forth in this Agreement, or if any representation or warranty of any Shareholders shall have been breached or shall have become untrue in any such case such that the conditions set forth in Sections 9.1 and 9.2 would be incapable of being satisfied by the Optional Termination Date (or any later termination date as may have been determined by mutual agreement of the parties).

(f)            by Shareholders if it shall become apparent in Shareholders’ judgment reasonably exercised that any condition to Shareholders’ obligation to close as set forth in Article X hereof will not be satisfied on or before the Optional Termination Date.

(g)           by Holdings if it shall become apparent in Holdings’ judgment reasonably exercised that any condition to Holdings’ obligation to close as set forth in Article IX hereof will not be satisfied on or before the Optional Termination Date.

(h)           by Holdings if (i) Holdings is not in breach in any material respect of Section 7.11 or any other terms of this Agreement; (ii) the Board of Directors of Holdings (following receipt of a written opinion from Holdings’ outside legal counsel that the termination of this Agreement is necessary in order for such Board to comply with its fiduciary duties under applicable Law) authorizes Holdings, subject to complying with the terms of this Agreement, to enter into a binding written agreement providing for a transaction that constitutes a Superior Proposal and Holdings notifies the Shareholders in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, which agreement shall include all of the material terms and conditions of such Superior Proposal; and (iii) Holdings shall have paid to the Shareholders the Termination Fee in accordance with Section 12.5.

12.2         Effect of Termination.  Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that (i) Sections 8.1, this Article 12, Article 14 and the Confidentiality Agreement shall survive any such termination and (ii) each party will redeliver to the party furnishing the same all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; provided, however, that if this Purchase Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

12.3         Expense Reimbursement - Holdings.  Holdings shall reimburse the Company for its reasonable, documented out of pocket expenses incurred in connection with the transactions contemplated by this Agreement (not to exceed $250,000) in the event this Agreement is terminated prior to Closing for any reason other than:

(a)           The material breach by the Company or Shareholders of any binding obligation under this Agreement, provided that Holdings shall have notified the Company promptly of its determination that any such material breach may have occurred;

(b)           Holdings reasonable determination that any Acquired Entity is not in compliance in all material respects with all applicable governmental rules and regulations including, without limitation, those relating to health care, provided that such non-compliance shall have a Business Material Adverse Effect and provided further that Holdings shall have notified the Company promptly of its determination that any such non-compliance may exist;

(c)           There shall have been a Business Material Adverse Effect subsequent to the Interim Balance Sheet Date, provided that Holdings shall have notified the Company promptly of its determination that any such Business Material Adverse Effect may exist; or

(d)           The failure of shareholders to receive the opinion of Duane Morris LLP described in Section 10.5 hereof, if the failure to receive such opinion is due to the existence of any facts or law that was known or should reasonably have been known by Shareholders or Duane Morris LLP at or prior to the date hereof.

12.4         Break-up Fee - Company.  The Company shall reimburse Holdings for its reasonable, documented out of pocket expenses incurred in connection with the transactions contemplated by this Agreement (not to exceed $250,000) in the event this Agreement is terminated prior to Closing due to the reason set forth in Section 12.3(a) above.

12.5         Termination Fee.  In the event that this Agreement is terminated by Holdings pursuant to Section 12.1(h), then Holdings shall, prior to such termination, pay to the Shareholders an aggregate termination fee of $3,500,000 (the “Termination Fee”) by wire transfer of same day funds.

12.6         Payment of Expense Reimbursement.  Any reimbursement obligations arising under Sections 12.3 and 12.4 shall be satisfied promptly by Holdings or the Company, as the case may be, by wire transfer of same day funds following the termination of this Agreement, subject to Holdings’ or the Company’s submission of the required documentation set forth therein.

ARTICLE XIII
NOTICES

13.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and telex), when delivered by reputable overnight courier, or if mailed, five days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

If to Shareholders or the Company, to:

Alta Healthcare System, Inc.
11500 West Olympic, Suite 502
Los Angeles, CA 90064
Attention:  Sam Lee & David Topper

With a copy to:

Alta Healthcare System, Inc.
11500 West Olympic, Suite 502
Los Angeles, CA 90064
Attention:  John Van Hook, Esq.

and

Strategic Law Partners, LLP

500 South Grand, Suite 2050
Los Angeles, CA 90071
Attention:  Bradley Schwartz, Esq.

If to Holdings or to Sub, to:

Prospect Medical Holdings, Inc.
400 Corporate Pointe, Suite 525
Culver City, CA 90230
Attention:  Jacob Y.  Terner, M.D.

With a copy to:

Theodora Oringher Miller & Richman
2029 Century Park East, 6th Floor
Los Angeles, CA 90067
Attention:  Dale S.  Miller, Esq.

Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 13.1.

ARTICLE XIV
MISCELLANEOUS

14.1         Fees and Expenses.  Except as otherwise provided in this Agreement, the Company shall pay its expenses (including those expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective

Time), and Holdings and Sub shall pay their respective expenses in connection with this Agreement and the transactions contemplated hereby.  Shareholders shall pay any documentary transfer taxes and sales taxes relating to the sale and the transactions provided for herein.  Holdings shall pay for any lender’s Title Policy or the cost of an ALTA Title Policy above the cost of a CLTA Title Policy.  Holdings shall pay all fees and expenses in connection with the filing of any applicable applications or amendments to provider numbers and licenses for the Hospitals.    Notwithstanding anything in this Agreement to the contrary, any real estate transfer Taxes with respect to interests in real property owned directly or indirectly by the Company or any of its subsidiaries due with respect to the transactions contemplated hereby shall be paid by Holdings.

14.2         Entire Agreement.  Subject to Section 7.1, this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby).  This Agreement, including the exhibits and schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

14.3         Waiver.  Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.  Any such waiver must be in writing and must be duly executed by such party.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

14.4         Amendment.  This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

14.5         Counterparts; Facsimile Signatures.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

14.6         No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of Shareholders, Holdings and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except as set forth in Section 7.8.

14.7         GOVERNING LAW, CONSTRUCTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE.  The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.

14.8         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.

14.9         No Assignment.  Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Holdings may assign some or all of its rights and obligations under this Agreement to other Persons who are wholly-owned (directly or indirectly) by Holdings.  Notwithstanding the assignment of this Agreement or any rights or obligations hereunder by Holdings, Holdings shall be jointly and severally liable with its assignee for its obligations hereunder.

14.10       Headings, Gender, Etc.  The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words will refer to this entire Agreement, and (d) the terms “Article,” “Section,” “Schedule” and “Exhibit” will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.  As used herein, the term “parties” means the parties to this Agreement.

14.11       Public Announcement.  Immediately after the execution of this Agreement, the parties hereto will each consult with one another prior to making or issuing public statements or announcements with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other parties’ approval of the text of any public statement or announcement to be made solely on behalf of a party; provided that the foregoing shall not preclude any party from making such disclosure as may be required by applicable Law or the rules of any securities exchange or market on which securities of such party are listed or quoted.

14.12       Severability; Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible.

14.13       Arbitration.  In the event of a dispute under this Agreement which is not resolved  after good faith negotiation, any party may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the Judicial Arbitration and Mediation Association (JAMS).  The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

14.14       No Inferences.  Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

14.15       Reasonable Access.  In each instance where a party is granted access pursuant to this Agreement, such access shall be reasonable and shall be granted during normal business hours and shall be coordinated through persons as may be designated in writing by the granting party for such purpose.  The right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the granting party.

14.16       Further Assurance Clause.  On and after the Closing Date, Shareholders, the Acquired Entities, Holdings and Sub will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Holdings and/or its Affiliates in possession and operational control of the Business and the Hospitals.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

“COMPANY”

ALTA HEALTHCARE SYSTEM, INC.

By:
Samuel S. Lee
President

By:
David Topper
Chief Executive Officer

“SHAREHOLDERS”

Samuel S. Lee

David & Alexa Topper Family Trust, U/D/T September 29, 1997

Trustee

“HOLDINGS”

PROSPECT MEDICAL HOLDINGS, INC.

By:
Jacob Y. Terner, M.D.
Chief Executive Officer

“SUB”

PROSPECT HOSPITALS SYSTEM, LLC

By:
Jacob Y. Terner, M.D., Manager